UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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Sapient Corporation
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April 29, 2010

Alan J. Herrick
President and Chief Executive Officer

Dear Stockholder,

We invite you to join us at the Annual Meeting of Stockholders of Sapient Corporation, a Delaware corporation. The meeting will be held on Wednesday, June 2, 2010 at 9:00 a.m. local time at the Company’s headquarters located at 131 Dartmouth Street, Boston, Massachusetts 02116.

This booklet describes how you may participate in our Annual Meeting, whether or not in person, and includes the Notice of Annual Meeting of Stockholders and Sapient’s 2010 Proxy Statement, which describe the formal agenda for the meeting.

In addition to addressing the specific agenda items at the meeting, we will present a general overview of our operations and ongoing strategy, and will be happy to respond to stockholder questions properly brought before the meeting.

For your convenience, our 2010 Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2009 are available via the Internet at https://materials.proxyvote.com/803062.

Alan J. Herrick
President and Chief Executive Officer

SAPIENT CORPORATION
131 Dartmouth Street
Boston, Massachusetts 02116

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The 2010 Annual Meeting of the Stockholders of Sapient Corporation (the “Annual Meeting”) will be held at the offices of Sapient Corporation (“Sapient” or the “Company”), located at 131 Dartmouth Street, Boston, Massachusetts on Wednesday, June 2, 2010, at 9:00 a.m. (local time).

The purpose of the Annual Meeting is to take action on the following proposals:

One:	To elect seven directors to serve on our Board of Directors until our 2011 Annual Meeting of Stockholders; and

Two:	To ratify the Audit Committee’s selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010.

The stockholders will also act on any additional business that may properly come before the Annual Meeting.

If the Annual Meeting is adjourned or postponed for any reason, any action remaining to be taken on the above matters will be resumed on the date to which the meeting is adjourned or postponed.

The record date for the Annual Meeting is April 6, 2010. Only stockholders of record as of the close of business on the record date are entitled to vote at the Annual Meeting and any adjournment or postponement thereof.

Your vote is very important and is being solicited by our Board of Directors.  Instructions on how to vote, a discussion of the above proposals, and significant information about the Company may be found in our 2010 Proxy Statement (the “Proxy Statement”) attached to this Notice. Please carefully review the Proxy Statement and submit your vote at your earliest opportunity using any of the methods available to you as described on the accompanying proxy card and voting instructions. If you plan to attend the Annual Meeting in person, please check the appropriate box on your proxy card prior to submission.

We are pleased to take advantage of rules of the Securities and Exchange Commission (the “SEC”) that permit us to furnish these proxy materials and our 2009 Annual Report on Form 10-K (our “Annual Report”) to stockholders via the Internet. We believe posting these materials on the Internet enables us to provide our stockholders with necessary information more quickly, lowers costs of printing and delivery and reduces the environmental impact of our annual meetings of stockholders.

By Order of the Board of Directors,

Kyle A. Bettigole
Assistant Secretary

Boston, Massachusetts
April 29, 2010

IMPORTANT NOTICE

This Proxy Statement, proxy card and voting instructions, together with our Annual Report (without exhibits), are being distributed to our stockholders of record on or about April 29, 2010. A complete set of these proxy materials is available on the Internet at https://materials.proxyvote.com/803062.

SAPIENT CORPORATION
131 Dartmouth Street
Boston, Massachusetts 02116

PROXY STATEMENT

For the Annual Meeting of Stockholders
To Be Held on June 2, 2010

Information About the Annual Meeting

Why did I receive these proxy materials?

You received this proxy statement (this “Proxy Statement”), accompanying proxy card or vote instruction form, and our Annual Report on Form 10-K for the year ended December 31, 2009 (without exhibits) (our “Annual Report”) because the Board of Directors of Sapient Corporation is soliciting your proxy to vote at our 2010 Annual Meeting of Stockholders (the “Annual Meeting”). In these materials, we refer to Sapient Corporation as “Sapient,” “Company,” “we,” “us,” and “our.”

What proposals are being considered at the Annual Meeting?

The proposals listed in the Notice of Annual Meeting of Stockholders are the matters that will be voted on at the Annual Meeting.

How many votes are needed to approve the proposals?

Proposal One:	The seven nominees who receive the greatest number of votes cast will be elected as directors.

Proposal Two:	The ratification of the selection of our independent registered public accounting firm requires that votes cast “For” the proposal exceed votes cast “Against” the proposal.

If you choose to withhold authority to vote for any individual director nominee(s) or if you vote to “Abstain” from Proposal Two, your votes will not be included in the vote tally for such proposal and will have no effect on the results of the vote.

Who may vote at the Annual Meeting?

Only stockholders of record as of the close of business on April 6, 2010, the record date, will be entitled to vote at the Annual Meeting.

Stockholder of Record — If you own shares of our common stock and those shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are a stockholder of record, or a “record holder.” As a record holder, you may vote in person at the Annual Meeting or by proxy.

Beneficial Owner — If your shares are held in an account at a brokerage firm, bank or other nominee (each, a “Broker”), then you are the “beneficial owner” of shares held in “street name,” and these proxy materials have been or will be forwarded to you by your Broker. For purposes of voting at the Annual Meeting, the Broker holding your account is considered the record holder, but as a beneficial owner you have the right to direct your Broker on how to vote the shares in your account.

If you are a beneficial owner, you are invited to attend the Annual Meeting but may not vote your shares in person unless you request and obtain a valid proxy issued in your name from your Broker. To vote your shares in person at the Annual Meeting, you are required to present the following items to the Corporate Secretary before the voting begins: (a) picture identification; (b) an account statement or letter from the record holder, indicating that you owned the stated shares as of the record date; and (c) a proxy from the record holder issued in your name.

How do I vote my shares?

You are entitled to one vote for each share of our common stock owned by you as of the record date. Whether or not you plan to attend the Annual Meeting, please carefully review this Proxy Statement and submit your proxy promptly by one of the methods available to you, as described below.

•	Stockholders of record are requested to submit a proxy by telephone or Internet, or by completing, signing, dating and returning the accompanying proxy card in the enclosed postage-prepaid envelope.

•	Beneficial owners should submit voting instructions to their Broker via telephone, Internet, or as otherwise specified on the vote instruction form provided by the Broker.

If you vote by telephone or the Internet, you do not need to return your proxy card or vote instruction form. Instead, please follow the instructions on your proxy card or vote instruction form for telephone and Internet voting. So long as your proxy is received prior to the vote at the Annual Meeting and not revoked, your shares will be voted as directed on your proxy. To make certain that your vote will be received in time, please cast your vote, by your choice of available means, at your earliest opportunity.

If you plan to attend the Annual Meeting and need directions to the Company’s headquarters, please contact our Investor Relations department at the address listed on the Notice of Annual Meeting of Stockholders or by email at ir@sapient.com.

May I change my vote after submitting my proxy or vote instruction form?

•	If you are a stockholder of record, you may revoke a proxy at any time before it has been exercised at the Annual Meeting. To revoke a proxy, you can (i) file a written revocation with the Secretary of the Company at our headquarters located at 131 Dartmouth Street, Boston, Massachusetts 02116, (ii) file a duly executed proxy bearing a later date, or (iii) appear in person and vote by ballot at the Annual Meeting.

•	If you voted by telephone or the Internet, you may change your vote with a timely and valid later telephone or Internet vote, as the case may be.

•	Any stockholder of record attending the Annual Meeting may vote in person, whether or not having previously submitted a proxy. The presence of a stockholder at the Annual Meeting (without further action) will not constitute revocation of a previously submitted proxy.

•	If you are the beneficial owner of your shares, you may change previously delivered voting instructions by following the procedure set forth on the vote instruction form provided by your Broker.

How will my shares be voted if I submit my proxy but don’t provide specific instructions?

•	Abstentions and, if applicable, broker non-votes will not be counted as votes for the election of director nominees.

•	If you submit a properly executed proxy and do not provide specific instructions, the proxy will be voted for the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current fiscal year. Brokers voting shares pursuant to their discretionary voting authority will have the authority to vote on this proposal, while abstentions will not be counted as votes for or against this proposal.

•	If other matters are presented at the Annual Meeting, proxies will be voted on such other matters in accordance with the discretion of the proxy holders. At this time, we do not know of any other matters that will be presented at the Annual Meeting.

What is a “broker non-vote”?

A “broker non-vote” is a proxy submitted by a broker for a matter over which the broker does not have discretionary voting power and for which such broker has not received instructions from the beneficial owner or other person entitled to vote the shares represented by the proxy. While Brokers may use their discretion to vote on routine matters where the beneficial owner has not provided instructions, under a recent SEC-approved rule change, the election of directors is no longer deemed a “routine” matter proposed for vote by a company’s stockholders at its annual meeting. Therefore, If you do not give your broker instructions as to how to vote on Proposal 1 (Election of Directors) described in this proxy statement, your shares will not be voted as to that Proposal at the Annual Meeting. If you have questions about this new rule or the voting process generally, please contact your Broker or visit the SEC’s website at http://www.sec.gov/spotlight/proxymatters.shtml.

What is a quorum requirement?

To be valid, the Annual Meeting must have a quorum of stockholders present or represented. A quorum of stockholders will be deemed present or represented if at least a majority of the total number of shares of common stock outstanding and entitled to vote as of the close of business on the record date is present or represented by proxy at the Annual Meeting. For purposes of achieving a quorum, abstentions (when you choose to decline to vote), votes withheld from a director nominee, and “broker non-votes” will be counted as present and entitled to vote. As of the close of business on the record date, 134,171,534 shares of our common stock were outstanding and entitled to vote. Thus, for a quorum to exist, 67,085,768 shares must be present or represented by proxy at our Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for the Sapient Corporation Annual
Meeting of Stockholders to be Held on June 2, 2010

This Proxy Statement and our Annual Report are available free of charge at https://materials.proxyvote.com/803062.

You may also find a copy of this Proxy Statement and our Annual Report (with exhibits) on the SEC website at http://www.sec.gov. We will, upon written request and without charge, send you additional copies of our Annual Report (with or without exhibits) and this Proxy Statement. To request additional copies, please send your request by mail to Sapient Corporation Investor Relations Department, c/o Sapient Corporation, 131 Dartmouth Street, Boston, Massachusetts 02116; or by e-mail to ir@sapient.com.

Electronic Delivery of Future Stockholder Communications

We are pleased to offer our stockholders the opportunity to receive stockholder communications electronically. By opting for electronic delivery of documents, you will receive stockholder communications such as our Proxy Statement and Annual Report as soon as they become available, and may vote via the Internet on matters to be decided at the Annual Meeting. Choosing electronic delivery reduces the number of bulky documents in your mail, conserves natural resources, and reduces our printing and mailing costs.

To sign up for electronic delivery of future mailings, visit http://www.icsdelivery.com/sape and enter information for all of your Sapient stockholdings. Once you enroll, you will receive all future mailings via electronic delivery until you elect to cancel your enrollment by following the instructions provided on the website. If you have any questions about electronic delivery, please contact our Investor Relations department by mail at the address noted above or by e-mail at ir@sapient.com.

Householding of Proxy Materials

Like many other companies, brokers, banks, and nominee record holders, Sapient participates in a practice commonly known as “householding,” where a single copy of our Proxy Statement and Annual Report is sent to one address for the benefit of two or more stockholders sharing that address. Householding is permitted under rules adopted by the SEC as a means of satisfying the delivery requirements for proxy statements and annual reports, potentially resulting in extra convenience for stockholders and cost savings for companies. We will promptly deliver a separate copy of either document to you if you contact our Investor Relations department at the address or website listed above or call us at (617) 621-0200. If you are receiving multiple copies of our Proxy Statement and Annual Report at your household and wish to receive only one, please notify your Broker or contact our Investor Relations department at the mail or e-mail address listed above.

PROPOSAL 1 — ELECTION OF DIRECTORS

The first proposal for consideration at our Annual Meeting is the election of seven directors. Upon the recommendation of our Governance and Nominating Committee, the Board of Directors has nominated James M. Benson, Hermann Buerger, Darius W. Gaskins, Jr., Alan J. Herrick, J. Stuart Moore, Ashok Shah and Vijay Singal for election as directors (collectively, the “director nominees”), each of whom currently serves as a director of the Company. Information about our director nominees can be found on page 7 of this Proxy Statement.

If elected, each director nominee will serve as a director until his successor is duly elected and qualified, or until his death, resignation or removal. Bruce D. Parker, a director since September 1995, is not a nominee for election, and his term serving on the Board will end immediately preceding the Annual Meeting on June 2, 2010. We thank Mr. Parker for his service to the Company.

Each of the director nominees has indicated his willingness to serve as a member of our Board of Directors, if elected. However, if any of the director nominees should be unwilling or unable to stand for election, the person acting under the proxy may vote the proxy “FOR” a substitute nominee designated by the Board of Directors. The Board of Directors has no reason to believe that any of the director nominees will be unable to serve if elected.

The seven director nominees receiving the highest number of “FOR” votes by the shares entitled to be voted will be elected. The persons named in the enclosed proxy card will vote each proxy “FOR” the election of the director nominees unless authority to vote for the election of one or more of the nominees is withheld by marking the proxy card to that effect. Broker non-votes will not be counted in the election of each of the seven director nominees.

For more information about our Board of Directors and its Committees, including the director nomination process, see “Information About Our Directors and Corporate Governance” beginning on page 7 of this Proxy Statement.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS OUR STOCKHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE SEVEN DIRECTOR NOMINEES.

PROPOSAL 2 — RATIFICATION OF SELECTION OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The second proposal for consideration at our Annual Meeting is to ratify the selection, made by the Audit Committee of our Board of Directors, of PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm for the year ending December 31, 2010.

PwC has served as our independent registered public accounting firm since 1999, and we have been advised by PwC that it is an independent registered public accounting firm with the Public Company Accounting Oversight Board (the “PCAOB”) and complies with the auditing, quality control and independence standards and rules of the PCAOB and the SEC. A representative of PwC is expected to be present at the Annual Meeting to answer appropriate questions, and to make a statement if he or she so desires.

Statement of Independent Registered Public Accounting Firm Fees and Services

The professional services provided by PwC and the aggregate fees for those services rendered to Sapient during the years ended December 31, 2009 and 2008 were as follows:

	2009*	2008*

Fees for Services Rendered
Audit Fees(1)	$2,253,000	$2,567,000
Audit-Related Fees(2)	$486,000	$261,400
Tax Fees(3)	$685,000	$134,100
All Other Fees(4)	$4,000	$3,000

Total	$3,428,000	$2,965,500

*	All PwC services provided were pre-approved by the Audit Committee.

(1)	Audit Fees. These fees include services performed by PwC in connection with the audit of our annual financial statements included in our Annual Report on Form 10-K; the review of our interim financial statements as included in our Quarterly Reports on Form 10-Q; the audit of our internal controls over financial reporting; and services that are normally provided by PwC in connection with statutory and regulatory filings or engagements.

(2)	Audit-Related Fees. These fees are for services provided by PwC such as accounting consultations and any other audit and attestation services not required by applicable law.

(3)	Tax Fees. These fees include all services performed by PwC for non-audit related tax advice, planning and compliance services.

(4)	All Other Fees. These fees include licenses to web-based accounting and finance reference materials.

Although stockholder approval of the Audit Committee’s selection of PwC is not required by law, the Board of Directors believes it is advisable to afford stockholders an opportunity to ratify this selection. Even if the selection of PwC is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm or firms, in whole or in part, at any time during the year, should it determine that such a change is in the best interests of the Company and its stockholders.

Unless contrary instructions are given, shares represented by proxies solicited by the Board of Directors will be voted “FOR” the ratification of the selection of PwC as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010. If this proposal is not approved at the Annual Meeting, the Audit Committee will reconsider its selection of PwC, although it may elect to continue to retain PwC. If you are a beneficial owner whose shares are held of record by a Broker, your Broker has discretionary voting authority to vote your shares on the ratification of the selection of PwC as our independent registered public accounting firm.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS OUR STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2010.

Report of the Audit Committee of the Board of Directors

The report by this committee is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, both as amended.

The Audit Committee of the Board of Directors of Sapient comprises three non-employee directors, each of whom is an independent director within the meaning of the applicable Nasdaq listing standards and SEC rules and regulations.

On behalf of the Board of Directors, the Audit Committee oversees the operation of a comprehensive system of internal controls designed to ensure the integrity of Sapient’s financial statements and reports; compliance with laws, regulations and corporate policies; and the independent registered public accounting firm’s qualifications, performance and independence.

Consistent with this oversight responsibility, the committee has reviewed and discussed with management the audited financial statements for the year ended December 31, 2009 and management’s assessment of internal controls over financial reporting as of December 31, 2009. PwC, the Company’s independent registered public accounting firm in 2009, issued its report on the Company’s financial statements and the operating effectiveness of the Company’s internal control over financial reporting, the details of which are set forth in the Company’s Annual Report.

Additionally, the committee has discussed with PwC the matters required to be discussed in accordance with Statement on Auditing Standards (“SAS”) No. 61, Communication with Audit Committees, as amended by SAS No. 90, Audit Committee Communications. The committee also has received the written disclosures and the letter from PwC required by the Public Company Accounting Oversight Board, and discussed PwC’s independence from the Company and its management.

Based on these reviews and discussions, the committee recommended to the Board of Directors that the Company’s audited financial statements for the year ended December 31, 2009 be included in the Company’s Annual Report.

The committee’s oversight is intended to provide direction on the basis of the committee members’ financial and accounting experience and information it receives from, and discussions in which it engages with, the auditors and Company management. To provide this oversight, committee members rely on the information provided to them and on the representations made by management, internal auditors and the Company’s independent registered public accounting firm. As a result, the committee does not assure that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles, or that PwC is, in fact, “independent.”

Hermann Buerger, Chairman
Ashok Shah
Vijay Singal

Information About Our Directors and Corporate Governance

At the recommendation of the Governance and Nominating Committee, our Board of Directors proposes the following seven (7) individuals, each a current member of our Board of Directors, be nominated for election at our Annual Meeting, as described on page 4 of this Proxy Statement.

The below biographical information is provided as of the date of this Proxy Statement for each director nominee, including his age, period of service as a director, business experience during the past five years (including other public company directorships), and any qualifications, attributes and skills that contributed to the Board’s conclusion that he should continue his service as a member of our Board of Directors.

Director Nominees

		Director	Principal Occupation, Other Business Experience
Name	Age	Since	and Directorships During Past Five Years

James M. Benson	63	2007	Mr. Benson has been a director since August 2007 and currently serves as Risk Committee chair. Mr. Benson is the Chief Executive Officer of Clark Benson LLC (“Clark Benson”), a position he has held since January 2006, and a principal of its parent company, Clark & Wamberg, LLC, a position he has held since the company’s formation in February 2007. Mr. Benson served as a director of Clark, Inc., the former parent company of Clark Benson, from January 2006 until March 2007. Prior to joining Clark Benson, Mr. Benson served as President and Chief Executive Officer of John Hancock Life Insurance Company, a division of Manulife Financial, from 2002 to 2006. From 1997 to 2002, Mr. Benson served as President of MetLife’s Individual Business enterprise, as well as Chairman, President and Chief Executive Officer of two separate MetLife affiliates: New England Financial and GenAmerica Financial Corporation.
			Mr. Benson, who holds a BA in Economics and an MBA, has over forty years of industry experience and is a nationally recognized expert in the fields of financial services, insurance, investments and compensation. In addition to his management expertise, Mr. Benson serves on the boards of several non-public entities, including the University of Illinois Foundation, where he also serves as Chair of the Development Committee and as a member of the Compensation Subcommittee and Investment Policy and Executive Committees. He is a trustee with the American College Endowment Foundation, and founder and chairman of World T.E.A.M. Sports, an organization dedicated to providing people with disabilities opportunities through sports activities.
			Mr. Benson’s breadth of leadership and Board experience enable him to provide valuable input to the Board regarding corporate governance matters and to the Company regarding its operations and strategic direction.
Hermann Buerger	66	2006	Mr. Buerger has been a director and Audit Committee chair since June 2006. Mr. Buerger was employed by Commerzbank AG from 1972 through his retirement in 2004, holding a variety of senior executive positions, including Chief Executive Officer and regional board member for the Americas, and focusing on commercial lending for multinational businesses. Mr. Buerger currently is a director and chairman of the audit committee of EMS Technologies (since 2003).

		Director	Principal Occupation, Other Business Experience
Name	Age	Since	and Directorships During Past Five Years

			Mr. Buerger served as a member of the International Advisory Board of Unibanco of Sao Paulo, Brazil from 2002 to 2004, and on the Advisory Board of the Wharton Real Estate Center from 1997 to 2004.
			Throughout his career, Mr. Buerger has successfully managed a major banking operation, served on the audit committees of multiple public companies, including as an “audit committee financial expert.” With a BA in Economics and an MBA in Finance and expertise that includes financial statement and analysis and managing risks in market, credit, liquidity and trading, Mr. Buerger provides valuable direction to the Company concerning its operations and financial management.
Darius W. Gaskins, Jr.	70	1995	Mr. Gaskins has been a director since September 1995, and has served as Chairman of the Board of Directors and Governance and Nominating Committee chair since June 2008. Mr. Gaskins was a founder of Norbridge, Inc., formerly Carlisle, Fagan, Gaskins & Wise, Inc., a management consulting firm, from 1993 until December 31, 2009. In January 2010, Mr. Gaskins co-founded and became a partner of Brigadier Consulting Group, a transportation and energy industries consultancy.
			Mr. Gaskins currently serves as Chairman of the Energy Policy and Research Foundation, Inc., a non-profit organization that studies energy economics, and has previously served as CEO of The Burlington Northern Railroad and Chairman of the Interstate Commerce Commission. Mr. Gaskins holds a doctorate in Economics, a Masters degree in Astronautical and Instrumentation Engineering, and was a distinguished graduate of the United States Military Academy.
			Mr. Gaskins’ breadth of experience acquired through his various leadership roles in government, industry and academia uniquely qualify him to provide guidance to Sapient as our Board Chairman.
Alan J. Herrick	44	2006	Mr. Herrick has served as a director and Sapient’s President and Chief Executive Officer since October 2006. Prior to his current position, Mr. Herrick served as Executive Vice President in charge of Sapient North America and Europe. Mr. Herrick joined Sapient in 1995. Prior to joining Sapient, Mr. Herrick held management positions at PSE&G, Prudential, Home Holdings and several other financial services institutions.
			As a Sapient employee for more than fifteen years, Mr. Herrick has a fundamental understanding of, and is a principal thought leader concerning the Company’s core business, strategy, vision, purpose and culture. As CEO and a Board member, Mr. Herrick’s management of the Company’s day-to-day operations and strategic direction helps to align Board governance with Company business processes and the Company’s strategic plan.
J. Stuart Moore	48	1991	Mr. Moore co-founded Sapient in 1991 and served as the Company’s Co-Chairman of the Board of Directors and Co-Chief Executive Officer from the Company’s inception until June 1, 2006, at which point Mr. Moore stepped down as Co-Chief Executive Officer. Mr. Moore continued to serve as the Co-Chairman of the Board of Directors until he elected to step down on October 16, 2006 to allow for an independent chairman.

		Director	Principal Occupation, Other Business Experience
Name	Age	Since	and Directorships During Past Five Years

			Mr. Moore is currently a partner and director at Professional Aptitude Council, Inc., a global privately-held organization serving professionals, corporations and academic institutions. As a co-founder and former Company executive, Mr. Moore offers valuable insight to the Board with his unique understanding of Sapient’s business and culture.
Ashok Shah	58	2008	Mr. Shah has been a director since June 2008. He currently is Managing Partner of CEPS Consulting, LLC, a consulting firm he founded that provides advisory services to IT/Telecom services and software firms and enterprise clients. From November 2003 to March 2008, Mr. Shah was Vice President and Managing Partner of the Global Professional Business Division of Alcatel-Lucent. Prior to joining Alcatel-Lucent, Mr. Shah held various positions with Digital Equipment, Compaq Computer Corporation and Hewlett-Packard, including: General Manager of IT Services (New York); Subsidiary Manager of IT Services (Iran); Country Manager for the Software Division (India); Asia Pacific Manager for the Systems Integration Division (Hong Kong and Singapore); and Vice President of Professional Services Division for North America Compaq (Houston).
			Mr. Shah currently serves on the Engineering Leadership Board of the University of Houston Cullen College of Engineering. Mr. Shah also serves as a member of the Executive Advisory Council for the College of Business Administration at Rider University in New Jersey. As a seasoned executive with international operating experience, Mr. Shah’s expertise and industry knowledge in telecommunications and IT software services advisory experience enable him to provide valuable insight to the Board concerning the software services industry.
Vijay Singal	55	2008	Dr. Singal has been a director since June 2008. Currently, he is a J. Gray Ferguson Professor of Finance at the Pamplin College of Business, Virginia Polytechnic Institute and State University, a position he has held since 2002. Dr. Singal served as the Department Head of the Department of Finance at the university from 2003 to 2009, and held other academic positions there beginning in 1992. His areas of research include corporate governance, CEO compensation, mergers, currency risk management, cash management and distribution, and market efficiency. Prior to joining academia, Dr. Singal was at the Oil and Natural Gas Corporation (India) for a period of ten years in various positions, finally as a Joint Director of Finance.
			Additionally, from 2003 to 2008 Dr. Singal served as a member of the Board of Trustees and a member of the Audit Committee of New River Funds, a fund complex comprising two funds. Dr. Singal has also provided his services as a consultant and partner to a New Jersey-based securities trading company since 2005. Dr. Singal holds a bachelor’s degree in Chemical Engineering, and both an MBA and doctorate in Finance. In addition to his academic achievements, Dr. Singal lived in India for many years and has substantial experience conducting business there. As a result, and in addition to his general business and management insight, he provides the Board valuable perspective and guidance on Indian business processes and culture essential to the Company’s business.

Board Leadership Structure

Implemented in 2006, our current leadership structure separates the roles of Chief Executive Officer and Chairman of the Board. Our Chairman is an independent director, however, if we were to later appoint a Chairman who is not an independent director, we would appoint a Lead Director in order to act as a “check and balance” concerning Board leadership.

Our CEO, with the assistance of the Company’s leadership team, is responsible for the day-to-day management of the Company’s business, strategic planning and operational performance. Our Board’s primary responsibilities include, among other things, advising management on the strategic direction of the Company’s business, annual evaluation of our CEO’s performance, and oversight of compliance with our Code of Ethics and Conduct. Additionally, our Chairman establishes corporate governance procedures, sets Board and executive session meeting agendas, and oversees Board actions and progress. We feel our current leadership structure provides an appropriate level of independent oversight over the Company’s business operations, and enables objective review of our CEO’s performance.

Independence of our Board of Directors and its Committees

The listing rules established by Nasdaq require that a majority of the members of a listed company’s board of directors qualify as “independent,” as affirmatively determined by the Board. This means that each independent director has no relationship that would interfere with his exercise of independent judgment. Our Board of Directors consults with legal counsel to ensure that our Board’s determination with respect to the definition of “independent” is consistent with current Nasdaq listing rules.

Our Board of Directors reviewed all relevant transactions or relationships between each director (or any of his family members) and Sapient and/or our senior management, and the Board has affirmatively determined that each of our current directors, other than Alan J. Herrick (our President and Chief Executive Officer), is an independent director under the applicable guidelines noted above.

Our Board of Directors has four committees: the Audit Committee, Compensation Committee, Governance and Nominating Committee, and Risk Committee. Each of these committees consists solely of Board members who meet the standards for independence required for membership on such committee, as established under current Nasdaq listing rules, SEC rules and applicable securities laws and regulations.

Board and Committee Meetings

Our Board of Directors, together with its committees, meets periodically throughout the year, as needed, to direct management of the Company. In 2009, the Board of Directors held eleven meetings and took action without a formal meeting by unanimous written consent twice. Each director attended at least 93% of the aggregate of the meetings of the Board and of the regular meetings of the committees on which he served. Our independent directors met in regularly scheduled executive sessions at which only independent directors were present.

Director Attendance at Annual Meetings

We encourage, but do not require, our directors to attend our Annual Meetings. All directors attended the Company’s 2009 Annual Meeting.

Audit Committee

The Audit Committee of our Board of Directors, among other responsibilities, reviews our auditing, accounting, financial reporting and internal control functions, and selects our independent registered public accounting firm. See “Report of the Audit Committee of the Board of Directors” on page 6 of this Proxy Statement. The Audit Committee met nine times, and took action without a formal meeting by unanimous written consent once, in 2009.

The current members of the Audit Committee are Hermann Buerger, Ashok Shah and Vijay Singal, each of whom is an independent director within the meaning of applicable Nasdaq listing rules, SEC rules and securities laws and regulations, is able to read and understand the Company’s financial statements and, per the applicable Nasdaq listing standards, has not participated in the preparation of the Company’s or its subsidiaries’ financial statements in the last three years. Mr. Buerger serves as the Chairman of the committee. Our Board of Directors has determined that each of Mr. Buerger and Dr. Singal is an “audit committee financial expert” within the meaning of the rules and regulations of the SEC and has the requisite financial sophistication required by the applicable Nasdaq listing standards.

Under its charter, the Audit Committee may form and delegate authority to subcommittees consisting of one or more members of the committee, as appropriate. Unless otherwise specifically determined by the committee, its Chairman will serve as a one-person subcommittee with the discretionary authority to act on the committee’s behalf during the periods between its meetings. The committee may request reports of the actions of any subcommittee at subsequent meetings. The committee’s responsibilities are more fully described in its charter, a copy of which may be found on the Investors portion of our website, http://www.sapient.com, under “Corporate Governance.”

Pre-Approval of Audit and Permissible Non-Audit Services

Consistent with requirements of the SEC and the Public Company Accounting Oversight Board regarding auditor independence, the Audit Committee has responsibility for appointing, setting the compensation of and overseeing the work of the independent registered public accounting firm. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm.

Prior to engagement of the independent registered public accounting firm for the next year’s audit, management submits a list of services and related fees expected to be rendered during that year within each of four categories of services to the Audit Committee for approval:

1.	Audit services include audit work performed on the financial statements and internal control over financial reporting, as well as work that generally only the independent registered public accounting firm can reasonably be expected to provide, including comfort letters, statutory audits, and discussions surrounding the proper application of financial accounting and/or reporting standards.

2.	Audit-related services are for assurance and related services that are traditionally performed by the independent registered public accounting firm, including due diligence related to mergers and acquisitions, employee benefit plan audits, and special procedures required to meet certain regulatory requirements.

3.	Tax services include all services, except those services specifically related to the audit of the financial statements, performed by the independent registered public accounting firm’s tax personnel, including tax analysis; assisting with coordination of execution of tax-related activities, primarily in the area of corporate development; supporting other tax-related regulatory requirements; and tax compliance and reporting; and other tax services including tax planning and advisory services, and assistance with tax audits.

4.	All other services are those services not captured in the audit, audit-related or tax categories, such as licenses to web-based accounting and finance reference materials.

Prior to engagement, the Audit Committee pre-approves independent registered public accounting firm services within each category and the fees for each category are budgeted. The Audit Committee requires the independent registered public accounting firm and management to report actual fees versus the budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval categories. In those instances, the Audit Committee requires specific pre-approval before engaging the independent registered public accounting firm.

Risk Committee

The Risk Committee, established on June 5, 2008 to focus on oversight of the Company’s enterprise risk management, is responsible for, among other duties, identifying, evaluating and mitigating strategic, operational and external environmental risks the Company may encounter. The committee’s primary role is to ensure Company management has instituted adequate processes to identify and evaluate major risks and has developed, where merited, credible plans to mitigate such risks. From time to time, the committee determines the primary risks it believes merit increased Board-level, strategic oversight focus, and ensures such focus occurs, as appropriate.

The committee met five times in 2009 and currently comprises James M. Benson, J. Stuart Moore and Vijay Singal. Mr. Benson and Dr. Singal meet the criterion for independence required under applicable Nasdaq listing rules, SEC rules, and applicable securities laws and regulations. Currently, Mr. Benson serves as the Chairman of the committee.

Under its charter, the committee may form and delegate authority to subcommittees consisting of two members of the committee, as appropriate. Subcommittees have the authority to act on the committee’s behalf during the periods between committee meetings, and the committee may request reports of the actions of any subcommittee at subsequent meetings. The committee’s responsibilities are more fully described in its charter, a copy of which may be found on the Investors portion of our website, http://www.sapient.com, under “Corporate Governance.”

Compensation Committee

The Compensation Committee of our Board of Directors is responsible for reviewing our overall compensation policies and, with the input of the Chief Executive Officer, approves and oversees the framework of our executive compensation program, including the elements and amounts of compensation for our executive officers. However, our Chief Executive Officer may not participate in or be present during any deliberations or determinations of the committee regarding his own compensation or individual performance objectives.

The committee meets at least three times annually, and with greater frequency if necessary. The committee met ten times, and took action without a formal meeting by unanimous written consent three times, in 2009. In the first quarter of each year, the Committee meets to (i) approve our senior leadership team’s annual bonus payments for the prior year, and (ii) determine and approve the current year’s base salary changes, annual bonus targets, and equity awards for our senior leadership team, including our CEO. The Committee also meets at other times, as warranted, to approve compensation adjustments for our executives, among other matters.

The current members of the committee are James M. Benson, Darius W. Gaskins, Jr. and Bruce D. Parker, each of whom is an independent director within the meaning of applicable Nasdaq listing rules, Internal Revenue Service rules, SEC rules and applicable securities laws and regulations. Currently, Mr. Parker serves as the Chairman of the committee. Although it regularly meets in executive session, from time to time the committee invites various members of management, other employees and outside advisors or consultants to join its meeting to make presentations, provide financial or other background information or advice, or otherwise participate. The committee also retains outside consultants periodically to provide advice regarding trends in compensation practices and comparative benchmarking data.

Under its charter, the committee may form and delegate authority to subcommittees consisting of one or more of its members, as appropriate. Unless specifically determined otherwise by the committee, its Chairman serves as a one-person subcommittee with the discretionary authority to act on the committee’s behalf during the periods between its meetings. The committee may request reports of the actions of any subcommittee at subsequent meetings. The committee’s functions and responsibilities are more fully described in its charter, a copy of which may be found on the Investors portion of our website, http://www.sapient.com, under “Corporate Governance.”

More detailed information related to our compensation philosophies and goals, as well as the committee’s specific determinations concerning executive compensation, may be found under “Compensation Discussion and Analysis,” beginning on page 20 of this Proxy Statement.

Outside Compensation Consultants and Affiliated Companies

In 2008, the Compensation Committee retained Mercer (US) Inc. (“Mercer”), an outside consulting firm, to advise the committee on the Company’s executive compensation program, as described in more detail under “Compensation Discussion and Analysis,” beginning on page 20 of this Proxy Statement. In 2009, the Compensation Committee again engaged Mercer to assess the competitiveness of the base salaries, target and actual total cash compensation, long-term incentives and actual total direct compensation of our Named Executive Officers as well as assist the committee with the evaluation and development of compensation packages for our senior leadership team members. Mercer was paid $75,500 for these services.

Additionally, Sapient management also engaged Mercer in 2009 to provide support to the Company with non-executive compensation benchmarking, sales incentive compensation, surveys, international brokerage, and actuarial work related to our self-insured U.S. health plan. For these services, the Company paid Mercer $230,625 in fees. Although the Compensation Committee was aware of the extent and cost of Mercer’s additional services provided to management, the committee’s approval was not required, as management defined and authorized the work.

Mercer is owned by Marsh & McLennan Companies (“MMC”). In 2009, we paid fees of $225,000 to another MMC company, Marsh Inc. (“Marsh”), for the provision of insurance brokering services unrelated to those services provided by Mercer. These fees do not include the cost of insurance policy premiums. Engagement of Marsh was authorized by management.

Governance and Nominating Committee

The Governance and Nominating Committee’s duties, among others, are to identify and evaluate potential candidates for our Board of Directors and make recommendations regarding such candidates to our Board of Directors. The committee met twice in 2009 and its current members are Hermann Buerger, Darius W. Gaskins, Jr., J. Stuart Moore and Bruce D. Parker, each of whom is an independent director in the Board’s opinion and within the meaning of applicable Nasdaq listing rules, SEC rules, and applicable securities laws and regulations. Mr. Gaskins serves as the Chairman of the committee.

The committee also provides counsel to our Board of Directors regarding principles and practices applicable to governance of the Company, and monitors the Company’s compliance with its Governance Practices and Procedures as incorporated into the committee’s charter. Under its charter, the committee may form and delegate authority to subcommittees consisting of one or more of its members, as appropriate. Unless specifically determined otherwise by the committee, its Chairman serves as a one-person subcommittee with the discretionary authority to act on the committee’s behalf during the periods between its meetings. The committee may request reports of the actions of any subcommittee at subsequent meetings. The committee’s responsibilities are more fully described in its charter, a copy of which may be found on the Investors portion of our website, http://www.sapient.com, under “Corporate Governance.”

Identifying Candidates for Consideration as a Director Nominee

The Governance and Nominating Committee recommends candidates it believes have the requisite professional experience, knowledge, and perspective to contribute value to the Board’s oversight of the Company. Although the committee does not maintain a written policy outlining the specific characteristics the committee must consider in its candidate evaluation process, the committee strives to develop a Board and Board committees that are diverse in nature and comprise experienced and seasoned advisers. To achieve this goal, the committee considers a number of factors that it deems relevant, including judgment, skill, diversity, integrity, education, experience, availability, commitment, and the interplay of the nominee’s experience with the experience of other directors.

Policy Regarding Stockholder Candidates for Nomination as a Director

The Governance and Nominating Committee will consider and evaluate director candidates recommended by eligible stockholders on the same basis as candidates recommended by any other sources. Pursuant to our Policy Regarding Stockholder Candidates for Nomination as a Director, a stockholder is eligible to submit such a recommendation if the stockholder, either individually or as a member of a group, has beneficially owned 1% or more of our common stock for at least one year prior to the nomination date (the “Nominating Stockholder”). A Nominating Stockholder may submit only one candidate for consideration per year, and the aggregate number of candidates that the committee will be required to consider and evaluate under this policy regarding any Annual Meeting is limited to the number as set forth below:

Number of
Number of Board Members	Candidates

8 or fewer	1
More than 8 but fewer than 20	2
20 or more	3

If we receive more than the maximum number of candidate recommendations as set forth above, the committee will review and evaluate for possible nomination candidates recommended by those Nominating Stockholders with the highest level of beneficial ownership of our common stock, until the committee has evaluated the maximum number of candidates as outlined above.

Under the Policy, a Nominating Stockholder should submit a nomination in writing, delivered (by first class United States mail, postage prepaid) to our Board of Directors, in care of our Corporate Secretary, at the address listed on the Notice of Annual Meeting of Stockholders. To be considered for our 2011 Annual Meeting, nominations must be received no later than the 120th calendar day before the anniversary of the date the Company released the prior year’s Annual Meeting proxy statement to our stockholders.

Each Nominating Stockholder recommendation must contain the following information:

•	Name of the nominee and all information regarding the nominee, as required under SEC rules to be disclosed in a proxy statement soliciting proxies for the election of directors;

•	Confirmation that the nominee meets the standard for independence required under Nasdaq listing rules, or, if not, a description of the reasons why the nominee does not meet applicable standards;

•	Name, address and number of shares beneficially owned by the Nominating Stockholder submitting the nomination;

•	A representation that the Nominating Stockholder will remain a beneficial owner of 1% or more of our common stock through the date of the next annual meeting. A Nominating Stockholder who is not a registered holder of common stock must provide evidence of eligibility as provided in SEC Exchange Act Rule 14a-8(b)(2); and

•	A description of all relationships, arrangements or understandings (whether written or oral) between the Nominating Stockholder (or any member of a qualifying group of stockholders) and the nominee, or any person or entity regarding the nominee.

Each nomination submitted by a Nominating Stockholder must contain additional information as required by our Policy Regarding Stockholder Candidates for Nomination as a Director, located on the Investors portion of our website, http://www.sapient.com, under “Corporate Governance.”

Policy Regarding Stockholder Communications with our Board of Directors

Our Board of Directors welcomes communications from our stockholders. The correspondence should be submitted in writing and delivered (by registered mail, signature required, where available) to the Board of Directors, in care of our General Counsel, at the address listed on the Notice of Annual Meeting of Stockholders. Our General Counsel will forward each submission, without editing or alteration, to the Chairman of the Board (or to the independent director having the longest tenure of Board service if the Board does not have a Chairman at the time of submission), no later than the next scheduled meeting of the Board. Correspondence to the Board must contain the information listed in the Company’s Policy Regarding Stockholder Communications with Directors, located on the Investors portion of our website, http://www.sapient.com, under “Corporate Governance.”

Code of Ethics and Conduct

On August 20, 2009, our Board of Directors approved the amended Sapient Corporation Code of Ethics and Conduct, which covers all employees, directors and independent contractors of the Company, including our Chief Executive Officer and our Chief Financial Officer. A current copy of our Code of Ethics and Conduct may be found on the Investors portion of our website, http://www.sapient.com, under “Corporate Governance.” Any future amendments to the Code of Ethics and Conduct, and any waivers thereto involving our executive officers, also will be posted on our website. A printed copy of these documents will be made available upon request.

Director Compensation — 2009

The following table sets forth in summary form information concerning the compensation that we paid during the year ended December 31, 2009 to each of our non-employee directors other than J. Stuart Moore. Mr. Moore receives no compensation for his service as a director other than as noted on Page 17 of this Proxy Statement.

	Fees Earned or
	Paid in Cash	Stock Awards
Name	($)(1)	($)(2)	Total ($)

James M. Benson	$56,125	$39,996	$96,121
Hermann Buerger	$75,750	$39,996	$115,746
Darius W. Gaskins, Jr.	$111,375	$39,996	$151,371
Bruce D. Parker	$63,875	$39,996	$103,871
Ashok Shah	$44,375	$39,996	$84,371
Vijay Singal	$45,875	$39,996	$85,871

(1)	Amount includes all payments made in 2009 for meeting attendance, and, where applicable, service as Board Chairman and/or a committee chair.

(2)	Amounts reflect the aggregate grant date fair value, calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation — Stock Compensation (“FASB ASC Topic 718”), of a stock award of 7,462 RSUs granted to each director on June 4, 2009. The RSUs vest in full on the first anniversary of the date of grant. For disclosure of the assumptions used in the valuation of these awards, see footnote (15) in the Notes to Consolidated Financial Statements section of our Annual Report.

As of December 31, 2009 our non-employee directors had the following RSUs and stock options outstanding:

	RSUs	Options
Director	Outstanding	Outstanding

James M. Benson	13,690	—
Hermann Buerger	10,587	—
Darius W. Gaskins, Jr.	7,462	55,100
Bruce D. Parker	7,462	395,396
Ashok Shah	15,429	—
Vijay Singal	15,429	—

As consideration for their service on the Board, we pay each of our non-employee directors an annual retainer of $25,000 and the following additional retainers, as applicable:

• Chairman	$60,000

• Chairman of the Audit Committee	$30,000

• Chairman of the Compensation Committee	$20,000

• Chairman of the Risk Committee	$15,000

• Chairman of the Nominating and Governance Committee	$5,000

All annual retainers are paid in four equal quarterly installments, provided that the director continues to serve in such capacity. Additionally, we pay non-employee directors the following attendance fees:

• Attendance in person at a Board meeting	$2,000

• Attendance in person at an Audit Committee meeting	$1,000

• Attendance in person at a Committee (other than an Audit Committee) meeting	$750

• Attendance in person at a Special Committee meeting (if applicable)	$1,000

If a director participates in either a Board or committee meeting by telephone, rather than in person, or if the committee meeting is held on the same day and at the same location as a Board meeting, the director receives one-half of the applicable meeting fees. Additionally, we reimburse each non-employee director for expenses incurred in connection with his meeting attendance.

Pursuant to our 1998 Stock Incentive Plan, and under our Board compensation plan as approved by our directors on October 16, 2008, each of our non-employee directors is granted the following equity grants in connection with his service on the Board:

Board Membership Status	Equity Grants(1)	Vesting Schedule

Initial election to our Board of Directors:	RSU grant in the amount equal to the number of shares of Sapient common stock having an aggregate fair market value of $75,000 (but in no event exceeding 12,500 units) (an “Initial Grant”).	Vests in four equal annual installments (provided that the individual is serving as a director on each vest date).
Re-election to our Board of Directors:	RSU grant in the amount equal to the number of shares of Sapient common stock having an aggregate fair market value of $40,000 (an “Annual Grant”).	Vests in full on the first anniversary of the date of the grant (provided that the individual is serving as a director on the vest date).

(1)	The fair market value of the equity grants is calculated based on the last reported sale price per share of our common stock on the date of grant, as listed on the Nasdaq Global Select Market.

Although he is a non-employee director, J. Stuart Moore, our former Co-Chairman and Co-Chief Executive Officer, receives the following in lieu of the Board compensation as described above:

•	COBRA Benefits Continuation. The Company will continue to pay Mr. Moore’s COBRA medical insurance premiums until the 15th anniversary of the date of his resignation as Co-Chief Executive Officer (i.e., until July 31, 2021).

•	Business-Related Expenses. Mr. Moore is reimbursed by the Company for Company-related travel and expenses.

•	Office and Support Services. The Company provides Mr. Moore with the following office and support services:

•	office space at Company headquarters

•	e-mail and Company intranet access

•	laptop and IT support

•	business cards reflecting his continuing role as Board member and Co-Founder

•	administrative support from his prior executive assistant (or her successor)

Our directors receive no other compensation for their service as directors other than as outlined above.

Change in Control Arrangements in Director Equity

Certain equity awards granted to our directors are subject to acceleration of vesting upon a “change in control” of Sapient, such that the next scheduled vesting date will be deemed to have occurred on the date of a change in control of the Company. The following table summarizes the number of units underlying RSU awards outstanding as of December 31, 2009 for which vesting would be accelerated assuming a change in control on that date:

Director	Number of RSUs

James M. Benson	10,576
Hermann Buerger	10,587
Darius W. Gaskins, Jr.	7,462
Bruce D. Parker	7,462
Ashok Shah	10,118
Vijay Singal	10,118

Information about Ownership of Our Common Stock

The following table sets forth information as of April 6, 2010 regarding the beneficial ownership of shares of our common stock by: (i) each person, or group of affiliated persons, known by us to beneficially own more than five percent of our common stock, (ii) each director and director nominee, (iii) each of our executive officers named in the Summary Compensation Table included in this Proxy Statement, and (iv) all of our current executive officers and directors as a group. The table is based on information supplied to us by our officers, directors, 5% stockholders, and a review of Schedules 13G, as filed with the SEC.

The number of shares beneficially owned includes any shares that may be acquired by exercising stock options that are either immediately exercisable or will become exercisable on or before June 5, 2010 (60 days from April 6, 2010) as well as any RSUs that have not yet vested but will have vested as of that date. These shares are deemed to be outstanding and beneficially owned by the person holding those options for the purpose of computing the person’s percentage ownership, but they are not treated as outstanding for purposes of computing the percentage ownership of any other person. Applicable percentages are based on 134,171,534 shares of common stock outstanding as of April 6, 2010.

	Amount and Nature of Beneficial Ownership(1)
		Number of
		Stock Options
		Exercisable/RSUs		Percentage of
		Releasable/Dividend		Outstanding
	Number of Shares	Shares Releasable		Common Stock
	Beneficially	On or Before		Beneficially
Name of Beneficial Owner	Owned	06/05/10	Total	Owned

5% Stockholders
Jerry A. Greenberg(2)	13,477,399	—	13,477,399	10.04%
c/o Bowditch & Dewey, LLP One International Place Boston, MA 02110-2602
J. Stuart Moore(3)	15,143,360	—	15,143,360	11.29%
c/o Sapient Corporation 131 Dartmouth Street Boston, MA 02116
Samuel C. Sichko (as trustee)(4)	10,359,655	—	10,359,655	7.72%
Bowditch & Dewey, LLP One International Place 44th Floor Boston, MA 02110
Wellington Management Company, LLP(5)	13,569,550	—	13,569,550	10.11%
75 State Street Boston, MA 02109
Directors and Director Nominees
James M. Benson	11,895	7,743	19,638	*
Hermann Buerger	46,684	10,985	57,669	*
Darius W. Gaskins, Jr.	199,135	37,743	236,878	*
Alan J. Herrick	See “Named Executive Officers” below
J. Stuart Moore	See “5% Stockholders” above
Bruce D. Parker(6)	51,938	272,843	324,781	*
Ashok Shah	4,656	10,499	15,155	*
Vijay Singal	22,656	10,499	33,155	*
Named Executive Officers
Alan J. Herrick	308,909	245,000	553,909	*
Joseph S. Tibbetts, Jr.	155,656	25,943	181,599	*
Alan M. Wexler	41,885	35,001	76,886	*
Christian Oversohl	191,407	142,854	334,261	*
Jane E. Owens	82,014	182,500	264,514	*
All Executive Officers and Directors, as a Group (14 persons)(7)	16,539,975	1,186,610	17,726,585	13.21%

*	Less than 1%

(1)	To the best of our knowledge, each stockholder possesses sole voting and investment power with respect to the shares listed, except as otherwise noted, and subject to community property laws where applicable.

(2)	Includes (i) 9,004,781 shares owned by Mr. Greenberg, (ii) 3,268,042 shares held by two trusts of which Mr. Greenberg and Samuel C. Sichko are co-trustees and share voting or investment power, (iii) 22,262 shares held by a trust of which Mr. Sichko is trustee and over which Mr. Greenberg does not have voting or investment power, but in which his wife and children are beneficiaries, and

(iv) 1,182,024 shares held by two trusts of which Mr. Sichko is trustee and to which Mr. Greenberg, as beneficiary, has a pecuniary interest but does not have voting or investment power. Mr. Greenberg disclaims beneficial ownership of the shares held by any of the trusts except to the extent of his pecuniary interests therein. In addition, Mr. Greenberg’s wife has sole voting and investment power over 290 shares reported in this table that are held in a revocable trust of which she is the sole trustee and sole beneficiary, and of which Mr. Greenberg disclaims any and all beneficial ownership.

(3)	Includes (i) 8,483,956 shares owned by Mr. Moore and 160,000 shares held by Eaglis Aggressive Growth, LLC, a Massachusetts limited liability company of which Mr. Moore is the manager and over which Mr. Moore has sole voting and investment control, (ii) 612,077 shares held by a trust of which Mr. Moore’s wife and Paul E. George are a co-trustees and in which his wife and children are beneficiaries, over which his wife shares voting and investment power, and (iii) 5,887,327 shares held by two trusts of which Samuel C. Sichko and Mr. George are co-trustees and over which Mr. Moore does not have voting or investment power, but in which his children are beneficiaries. Mr. Moore disclaims beneficial ownership of the shares held by any of the trusts except to the extent of his pecuniary interest therein.

(4)	Mr. Sichko serves as trustee or co-trustee of certain trusts established by Messrs. Greenberg and Moore. The shares listed in the above table represent shares of common stock over which Mr. Sichko maintains sole voting or investment control (1,204,286 shares) and shares voting or investment control (9,155,369 shares) as trustee or co-trustee of these trusts. Mr. Sichko has disclaimed beneficial ownership of, and any pecuniary interest in, all shares of common stock held by these trusts. See footnotes (2) and (3) above.

(5)	Based on Schedule 13G filed with the SEC on February 12, 2010, Wellington Management Company, LLP (“Wellington Management”), in its capacity as an investment adviser, reported that as of December 31, 2009, it may be deemed to beneficially own 13,569,550 shares of common stock that are held of record by clients of Wellington Management. Of the 13,569,550 shares, Wellington Management shares the power to vote 9,803,590 shares and has shared power to dispose or to direct the disposition of 13,569,550 shares.

(6)	Mr. Parker’s term serving on the Board will end immediately preceding the Annual Meeting on June 2, 2010.

(7)	Includes 279,780 shares (and 205,000 shares subject to options exercisable and/or RSUs that have not yet vested but will have vested within 60 days of April 6, 2010) held as of April 6, 2010 by two officers not required to be named in this table.

Section 16(a) Beneficial Ownership Reporting Compliance

Our directors, executive officers, and persons holding more than 10% of our common stock, are required under Section 16(a) of the Securities Exchange Act of 1934, as amended, to file initial reports of ownership and reports of changes in ownership of our common stock and other equity securities with the SEC, and to provide us with a copy of any such filings. Based on a review of the copies of such reports provided to us, and written representations that no other reports were required, we believe that our directors, officers, and other persons holding more than 10% of our common stock complied with all Section 16(a) filing requirements during 2009, except as set forth below:

Administrative oversight led to the late filing of a Statement of Changes of Beneficial Ownership of Securities (Form 4) for Jane E. Owens, reporting the number of shares withheld for taxes upon the vesting of an RSU award.

Executive Compensation

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) describes Sapient’s executive compensation program (“Executive Program”) and explains the analysis and approach that the Compensation Committee of our Board of Directors (the “Committee”) applied in making compensation decisions for 2009 for the following Named Executive Officers (“NEOs”):

•	Alan J. Herrick, President & Chief Executive Officer (the “CEO”);

•	Joseph S. Tibbetts, Jr., Senior Vice President & Chief Financial Officer (the “CFO”);

•	Alan M. Wexler, Senior Vice President, North America (the “SVP NA”);

•	Dr. Christian Oversohl, Senior Vice President, Europe (the “SVP Europe”); and

•	Jane E. Owens, Senior Vice President & General Counsel (the “GC”).

The compensation for our NEOs is listed in the tables following this CD&A.

Our Executive Program, which we use to motivate and reward our NEOs and other members of our senior leadership team, principally comprises the following pay elements:

Pay Element	Objective	Key Features
Fixed Compensation
Base Salaries	Provide a fixed level of cash compensation for executives’ performance of day-to-day responsibilities	Amounts are dependent on market demand for particular talent and the executive’s experience, responsibilities and contributions to Sapient
Benefits	Provide reasonable, market comparable benefits intended to attract and retain high performing executives
Executives participate in health and welfare, retirement and paid time-off benefit plans that are generally available to all eligible employees (including medical, dental, disability and life insurance, and retirement savings plans and paid time off programs)

Continuation of health benefits may occur as part of severance upon certain employment termination events

No additional perquisites are routinely offered to executives

Pay Element	Objective	Key Features
At-Risk and Variable Compensation
Annual Incentives/Bonuses	Provide annual performance-based cash compensation intended to reward and motivate executives to achieve critical annual financial, operational and individual performance objectives; focus on promotion of/contribution to achievement of Sapient’s business strategy and Strategic Context (defined as our company purpose, core company values, vision, goals and client value proposition)	Formula-based cash payments based on company and individual performance and attainment of annual business and financial goals
Long-Term Incentives
Provide compensation reward focused on long-term company performance and align the interests of executives and shareholders

Provide balance to short-term focus of annual bonus

Promote executive retention and reward executives for strong performance and long-term commitment to Sapient
Restricted stock unit (“RSU”) awards with time-based and/or performance-based vesting

In 2009, in response to the global economic recession, reduced demand for our services and our uncertain business outlook in 2009, Sapient management recommended, and the Committee determined, that base salaries and bonus targets be frozen across Sapient for 2009. Consequently, the Committee made no increases to our NEOs’ 2008 base salaries and bonus targets in setting their 2009 compensation. Additionally, given the uncertain economic conditions and our 2009 financial outlook, management determined that our bonus funding for our NEOs and nearly all other Sapient employees would be only 80%, rather than 100%, of the eligible recipients’ 2009 bonus targets.1 As a result, and dependent on Sapient’s financial performance and the individual’s performance, each NEO was eligible to receive a 2009 bonus at a maximum amount of 80% of his or her bonus target. Further discussion of our NEOs’ 2009 bonus payments is set forth below.

Further, in light of the challenging economic environment and related freeze on cash compensation changes for our executives in 2009, the Committee desired to implement an incentive that would promote executive retention, morale and focus on achievement of Sapient’s 2009 operating and financial goals. As a result, the Committee opted to grant long-term incentive awards to our NEOs (other than our CEO, whose long-term incentives are approved in the first quarter of each year, as described below) and other Sapient key executives in April 2009, rather than later in the year when long-term incentive awards are typically granted to eligible employees.

1 As discussed more fully below, Sapient employees in the role of associate or senior associate are entitled to receive 100% of their target bonus from the available bonus pool, depending on their individual performance (the “Associate-Level Bonuses”). As a result, bonuses are paid to other employees and our NEOs (other than the CEO) from the funds remaining in our bonus pool after payment of the Associate-Level Bonuses has occurred.

Compensation Objectives and Strategy

The primary purpose of our Executive Program is to establish a meaningful reward system within an appropriate cost structure that aligns executive compensation with our shareholders’ interests. The objectives and strategy of our Executive Program are to:

•	administer clear, understandable rewards that enable Sapient to attract and retain top management talent critical to improving our performance and building long-term shareholder value;

•	encourage individual performance and achievement by weighing individual accomplishments and contributions significantly in determining the executive’s base salary, bonus pay and equity-based awards;

•	promote a performance-based culture that rewards executives for both overall company performance and individual performance by placing a significant portion of executive compensation at risk in the form of variable pay;

•	administer short-term (e.g., annual cash bonus) incentives to promote Sapient’s short-term operational objectives, such as business unit performance, and long-term (e.g., equity-based) incentives to reward strong performance and promote Sapient’s long-term strategic goals as well as executive recruitment and retention; and

•	promote equality and fairness in our compensation approach on a company-wide basis by (a) offering the same or similar compensation components to both our executives and non-executive employees, and (b) comparing pay among our NEOs and in relation to our other executives and our next lower tier of management. For example, other than receiving certain severance and change in control benefits described below, our executives receive the same benefits, including health and welfare benefits, as our “rank and file” employees. Similarly, we do not offer retirement packages or other pension benefits, or provide material perquisites, to our executives. Additionally, concerning our annual cash bonus program, all of our executives except our CEO participate in the same global bonus program in which the vast majority of our worldwide employees participate.

Role of Management and Outside Advisor in Compensation Determinations

The Committee’s executive compensation decisions are informed by consultation with Mr. Herrick, who provides detailed input regarding our executives’ job performance (other than his own performance), including their accomplishments, leadership, strengths and areas for personal development, and their promotion and contributions to the achievement of our business strategy and Strategic Context. Additionally, Mr. Herrick provides specific compensation recommendations for the executives based on the factors described in Compensation Decision-Making, below.

Mr. Herrick and our Vice President — People Success (who oversees our human resources functions) typically attend Committee meetings at which the Committee reviews the financial and operational performance of the Company and the performance of individual executives (other than themselves), and approves the compensation for those executives. Additionally, other members of management and our Board of Directors may, by Committee invitation, participate in the executive compensation review and approval process. Nonetheless, the Committee retains ultimate authority over the compensation decisions for our executives, and only the Committee members (and no members of management) may approve executive compensation.

In August 2008, after performing a competitive review of three potential compensation advisors, the Committee retained Mercer to be the Committee’s advisor for the Executive Program (the “Executive Compensation Advisor”). Mercer assisted the Committee by assessing the competitiveness of our Executive Program across base salary, actual total cash compensation, target total cash compensation, long-term incentives and actual total direct compensation and evaluating and developing proposed 2009 compensation packages for our NEOs and other senior leadership team members.

Compensation Decision-Making

To determine our executive officers’ compensation packages and ensure that compensation decisions are consistent with and promote our compensation objectives and strategy, the Committee relies on multiple inputs, which include the compensation practices of other companies within our target market (described below), individual performance and objectives, individual compensation history and comparative pay levels for peers within Sapient and in similar job functions in the marketplace.

1.	Target Market Development

The Committee uses competitive assessments to acquire an understanding of executive pay programs, pay levels and pay mix among similarly situated companies and to assess the overall market competitiveness of our Executive Program.

Relative to an assessment of competitive market practices, and consistent with our emphasis on the “at risk” portion of executive pay and rewarding our executives for Company and individual performance, the Committee aims to establish executive base salaries equal to or as much as 15% below the market median of each of the Executive Peer Group described below (the “Median”), with Total Cash (defined as base salary plus cash bonus eligibility) compensation targeted at the Median, and total executive compensation (inclusive of equity-based incentive compensation) targeted above the Median by as much as 15%. However, pay levels for specific individuals and/or job functions may vary from these targets based on market demand for particular talent, among other factors. As a result of our emphasis on “pay for performance,” actual total compensation in a given year may vary well above or well below our targeted compensation relative to Median levels, based primarily on the Company’s attainment of its financial and operating goals and achievement of individual performance goals.

To assess the market competitiveness of our Executive Program, we determined the competitive market against which to compare Sapient, as follows:

CEO Competitive Market.  Regarding Mr. Herrick’s 2009 compensation package, in early 2009 the Committee defined the competitive market based on a review of chief executive officer pay at 17 peer companies (the “Executive Peer Group”). In light of Sapient’s unique market position and differentiated service offerings, the Committee was unable to assemble an Executive Peer Group consisting of companies that provide the breadth and complement of marketing and technology services that Sapient provides its customers. However, the Committee selected the following companies for benchmarking due to their similarity to Sapient in terms of structure, organization, selling capacities, revenue and/or market capitalization:

		Market
	Net Revenue	Capitalization
Company Name	($ million)(1)	($ million)(2)
Cognizant Tech Solutions	$3,279	$14,322
Perot Systems Corp(3)	$2,779	N/A
Watson Wyatt Worldwide Inc(4)	$1,676	$2,072
Gartner Inc.	$1,279	$2,282
VSE Corp.	$1,044	$218
Navigant Consulting Inc.	$707	$582
Huron Consulting Group Inc.	$680	$513
Valueclick Inc.	$626	$813
Ness Technologies Inc.	$547	$219
Corporate Executive Board Co.	$443	$781
Syntel Inc.	$419	$1,408
CRA International Inc.	$302	$293
Analysts International Corp.	$284	$10
Exponent Inc.	$229	$364
iGATE Corp.	$219	$504
Diamond Management	$175	$197
Hackett Group Inc.	$143	$105
75th Percentile	$1,044	$962
Median	$547	$509
25th Percentile	$284	$219
Sapient	$667	$1,201

(1)	Represents the annual net revenue as of the most recently completed fiscal year.

(2)	Represents the number of common shares outstanding multiplied by the closing stock price as of February 26, 2010.

(3)	Perot Systems was acquired by Dell in September 2009.

(4)	Watson Wyatt merged with Towers Perrin in June 2009 to form Towers Watson. Financial information provided is for Towers Watson.

Other NEO Competitive Market.  Regarding its assessment of the 2009 compensation packages for the NEOs other than the CEO, the Committee had expected to use the Executive Peer Group to perform competitive assessments for this group. As noted, however, in light of the global economic recession and challenging business outlook for 2009, management recommended, and the Committee agreed, that no changes to our NEOs’ cash compensation or total cash compensation should be made for 2009. Therefore, the Committee did not require and Mercer did not perform any new competitive assessments or analyses for 2009.

Instead, the Committee referred to such assessments/analyses performed in 2008 to review NEO compensation in 2009. The Committee used the following data in 2008 for benchmarking purposes:

•	Industry Peer Group. In June 2008, the Committee referred to an “Industry Peer Group” consisting of companies that are similar to Sapient in the following manner: (i) technology and marketing-oriented; (ii) publicly traded; (iii) comparable annual revenue; and (iv) comparable market capitalization. To attain a sample size large enough to ensure statistically reliable data and avoid the influence of outlier data, the Committee included 14 companies in the Industry Peer Group.

•	Published Survey Data. To attain a broader industry perspective on executive compensation, the Executive Compensation Advisor also used published survey data consisting of professional service companies and/or high-technology and marketing firms similar in size to Sapient. The primary survey used was: 2007 Mercer Americas Executive Remuneration Database. Additionally, the Committee referred to publicly available survey data on general counsel compensation (the “GC Survey Data”) to assess Ms. Owens’ compensation package.

2.	Individual Performance and Objectives

In addition to using competitive assessments and peer benchmarking, the Committee weighs individual performance against established and agreed-upon objectives in determining base salaries, bonus targets and payouts, and long-term incentives for our executives. The Committee’s key considerations regarding executive performance include the following:

•	Individual contribution toward achievement of annual revenue and profitability and/or cost savings (i.e., reduction in general and administrative costs) targets that are established early in, or prior to, the applicable measurement year.

•	Assessment of leadership qualities including: mentorship, coaching skills, ability to build high-performing teams, ability to be a change advocate, integrity, and promotion and contributions to the achievement of our Strategic Context and competencies.

•	Achievement of agreed upon individual objectives. Each executive other than our CEO, in consultation with and subject to the approval of our CEO — and our CEO in consultation with the Committee — establishes individual objectives in the first quarter of each year. In the first quarter of the following year, the Committee measures the executive’s performance against those objectives to inform its decision-making concerning the executive’s prior year’s annual bonus payment (paid annually in March) and base salary, bonus target changes and equity awards for the current year (determined annually in March). Executive objectives include a mix of quantifiable (e.g., business unit profitability and revenue improvement, in the case of business unit leads; cost savings and efficiencies achieved, in the case of our CFO and GC) and qualitative objectives. Additionally, all executives are accountable for reducing turnover, improving processes and efficiencies, reducing operating costs and achieving other objectives specific to their domains.

In determining our executives’ annual compensation packages, and awarding annual or long-term incentives, the Committee does not weigh a specific performance area more heavily than another, but rather assesses the totality of the individual’s performance against all performance areas in setting that individual’s compensation.

3.	Individual Compensation History

The Committee reviews each executive’s compensation history, including historical equity awards and salary progression, to determine its current year compensation decisions. In considering compensation changes for our executives in 2009, the Committee reviewed Sapient’s 2008 financial performance and each executive’s base salary for the prior two years, the number and “in the money” value of equity awards in the prior ten years (or fewer years for those executives who have worked at Sapient less than ten years) and actual and target bonuses in the prior year. Through this information, the Committee observes trends in our compensation approaches for each executive and, based on these observations and the other considerations described in this CD&A, may approve compensation adjustments for the executives.

4.	Internal Pay Equity

While the Committee relies on survey data and comparative analysis through peer group benchmarking to compare compensation levels and assess the market competitiveness of our Executive Program, we believe that internal pay equity among our executives is equally critical to ensuring fairness in our Executive Program. Accordingly, the Committee’s decisions concerning each executive’s compensation include a careful review of the executive’s pay components and levels relative to other executives in similar roles, seniority and/or levels of responsibility. The Committee performed an internal pay equity assessment for 2008 and determined that the compensation packages for our NEOs were equitable and, therefore, required no adjustments for reasons of internal pay equity. However, the Committee did not perform such an assessment in 2009, given that it made no base salary or target bonus changes for the NEOs, including Mr. Herrick.

Pay Mix

The Committee believes strongly in the importance of assessing each pay element in relation to the other pay elements that the Executive Program comprises. To determine optimal pay mix, the Committee reviews executive salary progression, historic equity grants, target and actual bonus levels by year, experience levels, job responsibilities and contributions to the organization, and general market information. Consistent with our compensation philosophy to tie total compensation closely to — and make it heavily dependent upon — achievement of Company goals and individual performance, we emphasize “variable” compensation (i.e., bonus and equity-based awards) over “fixed” compensation (i.e., base salary). Accordingly, actual total compensation in a given year may vary well above or well below our targeted compensation relative to Median levels, based principally on the Company’s attainment of its financial and operating goals and individual performance achievement.

As we aim to make the variable portion of executive pay a larger proportion of our executives’ total compensation, relative to industry norms, the Committee established 2009 compensation packages for our NEOs that resulted in the following pay mixes:

Percentage of Total Compensation by Pay Element — 2009

[2]	The Committee annually determines Ms. Owens’ long-term incentive awards based on equity grant ranges for senior leaders, including Ms. Owens, who work within Sapient’s Global Shared Services (“GSS”) team, our internal operations group. The GSS team equity grant ranges typically are lower than the grant ranges used to determine equity awards for our CEO, CFO, SVP NA and SVP Europe. Accordingly, Ms. Owens’

2009 long-term incentive awards, relative to those of our other NEOs, comprised a smaller portion of her total compensation and, as a result, her base salary (relative to our other NEOs’ base salaries) comprised a higher percentage of her total compensation.

Pay Elements

Base Salaries

As noted, base salaries provide a fixed level of cash compensation for the individual’s performance of day-to-day responsibilities. Our executives’ base pay levels are reviewed and changes are determined annually in the first quarter of the year based upon numerous factors, including individual performance, job responsibilities, impact on the development and achievement of our strategic initiatives, the then-current state of the labor market, benchmarking data and our ability to attract and retain critical executives. For 2009, in light of challenging economic conditions, the Committee decided not to increase our NEOs’ salaries over their 2008 salaries. The 2009 base salaries for our NEOs represented between 27% and 56% of total direct compensation for these individuals.

Annual Incentive/Bonus Program

We use our annual incentive program to create a strong link between pay and performance. This program rewards participants for their achievement of short-term financial and operational goals (through generating revenue, improving profitability and/or creating efficiencies and cost savings for Sapient) as well as their promotion, and contributions toward the achievement, of our Strategic Context. Additionally, we use the annual bonus plan as a means to focus our people on the achievement of individual performance goals. Unlike the non-discretionary, objective, performance-based metrics for Mr. Herrick’s annual incentive (described below), many of the metrics used to assess our other executives’ performance are qualitative and require the Committee to exercise significant discretion in assessing proposed payments. Mr. Herrick’s annual bonus is administered pursuant to our 1998 Stock Incentive Plan (the “1998 Plan”), which enables cash and equity awards granted under the plan to qualify for tax benefits available under Section 162(m) of the Internal Revenue Code (“Section 162(m)”). Our other NEOs and executives’ bonuses are administered pursuant to our Global Performance Bonus Plan (the “Global Plan”).

Within the first quarter of our fiscal year, Sapient management sets business and financial objectives that our Board of Directors reviews. These objectives translate into our financial targets, and associated bonus pool funding under the Global Plan and 1998 Plan, for the payment of NEO and other Sapient employee bonuses. Depending on Sapient’s financial performance, the bonus pool payable in a given year may be as much as 100% of the eligible participants’ aggregate bonus targets (our actual bonus pool funding, as a percentage of our bonus pool funding target for a particular year, is defined as the “Bonus Pool Fund Percentage”). As noted, once the bonus pool has been funded, available bonus pool funds are first applied to payment of Associate-Level Bonuses. Thereafter, the remaining bonus pool funds are distributed to other employees, including the NEOs who receive bonuses pursuant to the Global Plan. As a result, depending on our Bonus Pool Fund Percentage, an executive may receive a bonus considerably less than his or her bonus target. To that end, due to our financial outlook for 2009, management determined that our Global Plan and 1998 Plan would be funded at only 80%, rather than 100%, of the recipients’ bonus targets. Consequently, each NEO was eligible to receive a 2009 bonus no greater than 80% of his or her bonus target, subject to the actual bonus pool funding, and the individual’s performance, in 2009.

Our NEOs’ 2009 target annual incentive opportunities ranged from 43% to 91% of their base salaries. Actual 2009 incentive payments for our NEOs (other than Mr. Herrick) ranged between approximately 50% and 66% of the executives’ annual incentive targets, while Mr. Herrick’s 2009 incentive payment was 62% of his annual incentive target.

The Committee has the ability to make bonus payments, additional to our annual incentive payments, to any of our NEOs based on criteria and conditions as the Committee may determine in its discretion. In 2009, the Committee did not authorize any such additional bonuses.

Long-Term Incentive Program

We use long-term incentives to balance the short-term focus of our annual incentive program by tying rewards to executive performance over multi-year periods. We grant time-based RSUs for long-term incentive compensation because we believe they serve as a valuable incentive to attract senior leaders and, by virtue of the RSUs vesting over several years, encourage our leaders’ long-term commitment to Sapient. Additionally, as RSU awards increase in value based on the market price of our stock, we believe that RSUs motivate and reward our leaders’ high performance, and simultaneously enable us to administer our equity-based incentive programs in an efficient, simple and cost effective manner. In 2009, we granted an aggregate of 635,0003 RSU awards to our NEOs.

We believe our use of RSUs is appropriate, particularly given our general philosophy of linking compensation to actual performance and de-emphasizing “fixed” compensation by positioning executive base salaries at or below the Median. With the exception of the market-based vesting RSUs that we granted to Mr. Tibbetts in connection with his joining Sapient in October 2006, and the performance-based vesting RSUs that we granted to Mr. Herrick in 2010 (as described below), our RSU awards are time-based vesting equity awards.

We typically grant equity awards to our executives once per year, on a pre-determined grant date that occurs shortly after the Committee approves the executive equity grants. The Committee reviews and approves the annual equity awards for our CEO and other executives in the first quarter. The RSU awards typically are granted on the first Nasdaq trading day of the month immediately following the Committee’s award approval date. In 2009, our executive equity awards consisted solely of time-based RSUs, as specified below. However, the Committee has the authority, and may elect, to grant other types of equity-based awards in the future.

Our current executive long-term incentive granting framework involves developing RSU grant ranges for our senior leadership team and, within those ranges, allocating awards to our executives based on company and individual performance during the prior year, cash compensation, amount of equity needed to achieve our pay mix and pay goals relative to our target market, and historical equity grants. Further, the Committee maintains discretion to make adjustments (upward or downward) to an executive’s incentive compensation if Sapient’s and/or individual goals are not achieved. The Committee believes this framework ensures not only that each executive receives appropriate awards, but also that the awards are equitably determined for all members of our senior leadership team.

The long-term component of our incentive program is higher for our executives in more senior roles. Specifically, the targeted value of the long-term incentive component for our CEO was approximately 200% and our NEOs averaged approximately 115% of their base salaries. The ratio of RSUs to cash varies by level of participant, with our more senior executives receiving a higher percentage of their total compensation in the form of RSUs.

Benefits and Perquisites

Our executives are eligible to participate in all Company-sponsored benefit programs on the same basis as other full-time employees, including health and welfare benefits (e.g., medical/dental plans, disability plans and life insurance) and our 401(k) Plan (or its equivalent for senior leadership team members located outside of the United States).

We do not offer any special “tax advantaged” programs for our executives. Additionally, while our executives from time to time receive certain immaterial personal benefits from Sapient, in 2009 the value of these perquisites did not exceed $10,000 for any executive. Consistent with our company-wide philosophy of promoting internal equity among all of our employees and not affording certain compensatory benefits only to an exclusive group of employees, and except as noted below regarding Dr. Oversohl, we do not offer any supplemental executive health and welfare or retirement programs, or provide any other supplemental benefits or perquisites, to our executives.

3 This amount includes 150,000 RSUs awarded to Mr. Herrick on February 2, 2009 per the terms of his July 21, 2007 employment agreement (the “CEO Agreement”).

CEO Compensation Determination

With the assistance of the Executive Compensation Advisor, the Committee developed a 2009 compensation package for Mr. Herrick intended to be comparable to the Executive Peer Group for pay mix and equal to or as much as 15% above the market median of the Executive Peer Group for pay level. Further, the Committee assessed Mr. Herrick’s proposed compensation package for general conformity with market norms for pay mix, and confirmed that Mr. Herrick’s proposed pay mix was generally consistent with such norms. Additionally, the Committee evaluated Mr. Herrick’s compensation in light of our overall compensation objectives and strategy as well as the poor economic climate and Sapient’s business outlook for 2009.

Based on the foregoing considerations, and Mr. Herrick’s request that, in light of the then-current economic conditions, his base salary and bonus target not increase in 2009, the Committee decided to maintain Mr. Herrick’s base salary and bonus target at the then-current (2008) levels. However, in recognition of his strong 2008 performance, and Executive Peer Group data concerning long-term incentive awards, the Committee awarded Mr. Herrick 150,000 RSUs that vest in equal installments over a four-year period. Accordingly, Mr. Herrick’s 2009 compensation package, as compared to his 2008 compensation packages, was as follows:

					Total Direct
					Compensation (Base
			Total Cash (Base		Salary, Target
CEO		Annual Target	Salary + Target	Long-Term Incentive	Bonus and Long-Term
Compensation Element	Base Salary	Bonus	Bonus)	(RSUs)	Incentive Value*)
2009 Amount	$550,000	$500,000	$1,050,000	300,000ˆ ($1,179,000 market value*)	$2,229,000
2008 Amount	$550,000	$500,000	$1,050,000	300,000ˆˆ ($2,166,000 market value*)	$3,216,000
Change	—	—	—	$(987,000)	$(987,000)

*	Market value (used solely for benchmark comparison purposes and not for purposes of determining the actual accounting treatment/value of the long-term incentive) is based on the number of RSUs awarded multiplied by the closing price of Sapient stock on the award date.

ˆ	Includes 150,000 RSUs awarded to Mr. Herrick on February 2, 2009 per the terms of the CEO Agreement, which vest at a rate of 33 1/3% per year over 3 years, and 150,000 RSUs awarded to Mr. Herrick on March 2, 2009, which vest at a rate of 25% per year over 4 years.

ˆˆ	Includes 150,000 RSUs awarded to Mr. Herrick on February 1, 2008 per the terms of the CEO Agreement, which vest at a rate of 33 1/3% per year over 3 years.

Regarding Mr. Herrick’s 2009 annual bonus target, the Committee determined, consistent with Mr. Herrick’s 2008 bonus target metric, that the payment should directly correlate with our financial performance. In light of this goal, and to qualify Mr. Herrick’s 2009 annual incentive as performance-based compensation under Section 162(m), the Committee established a performance-based, non-discretionary bonus target tied to Sapient’s 2009 non-GAAP operating profit. We define “non-GAAP operating profit” as income from our operations, as reported in our publicly filed financial statements on Form 10-K, adjusted to add back certain expenses identified as “non-GAAP” in our earnings release financial statements or other public disclosures. Mr. Herrick’s 2009 annual incentive target of $500,000 (the “2009 Incentive Target”), was payable in full if Sapient achieved a non-GAAP operating profit target of approximately $80.30 million (the “2009 Profit Target”). Depending on actual profit achievement as a percentage of the 2009 Profit Target (the “Profit Achievement Percentage”), Mr. Herrick was eligible to receive an annual incentive payment equal to the result obtained by multiplying the 2009 Incentive Target by the Profit Achievement Percentage. The potential incentive payment was capped at $2 million, and Mr. Herrick was ineligible to receive an incentive payment if the Profit Achievement Percentage was less than 20% (i.e., $16.06 million). Based on our actual 2009 non-

GAAP operating profit of $67 million and a Profit Achievement Percentage of 77.58%4, Mr. Herrick was entitled to receive a 2009 annual incentive payment equal to $387,900 (the “Initial Bonus Calculation”). However, as our company-wide 2009 bonus pool funding target was only 80% of the eligible recipients’ bonus targets, Mr. Herrick’s 2009 Initial Bonus Calculation was adjusted downward to yield a final bonus payment equal to 80% of $387,900, or $310,000.

Regarding Mr. Herrick’s 2009 long-term incentive, the Executive Compensation Advisor reviewed Executive Peer Group data to determine Median long-term incentive awards for chief executive officers. Then, consistent with our pay-for-performance philosophy and desire to put more of Mr. Herrick’s compensation at risk to promote retention and high performance, and taking into account Mr. Herrick’s strong performance in the CEO role to date, the Committee approved a grant of 150,000 time-based RSUs that began vesting March 2, 2009 in equal increments of 25% per year over four years. This amount is in addition to the 150,000 RSUs awarded to Mr. Herrick on February 2, 2009 that began vesting January 1, 2009 in equal installments of 33 1/3% per year over three years per the terms of the CEO Agreement.

In March 2010, the Committee approved a new compensation package for Mr. Herrick based on the Executive Compensation Advisor’s assessment of the market competitiveness of, and recommendation concerning changes to, Mr. Herrick’s compensation package for 2010. The Committee increased Mr. Herrick’s 2010 base salary from $550,000 to $575,000 and target bonus from $500,000 to $776,250 (i.e., 135% of his 2010 base salary). Additionally, to recognize Mr. Herrick for his leadership in a very difficult global economic environment and his contributions to Sapient in 2009, and to encourage his continued strong service to the Company, the Committee elected to award him 350,000 RSUs consisting of time-based and performance-based vesting units, as follows:

	Number of
RSU Award Type	Units Granted	Performance Criteria	Vesting Terms
Time-Based	200,000	Not Applicable	25% per year over 4 years (beginning April 1, 2010)
Performance-Based	50,000	Achievement of Strategic Objectives Established by Sapient Board of Directors	Cliff Vest 100% on March 1, 2013 (if performance criteria achieved)*
Performance-Based	50,000	Achievement of 3-Year Compound Annual Growth Rate (CAGR) Revenue Target	Cliff Vest 100% on March 1, 2013 (if revenue target achieved)*
Performance-Based	50,000	Achievement of 3-Year Non GAAP Operating Margin Target	Cliff Vest 100% on March 1, 2013 (if operating margin target achieved)*

*	Mr. Herrick is eligible to vest in a fewer number of RSUs based on partial achievement of the performance criteria, subject to achieving certain minimum thresholds regarding the performance-based RSUs tied to Sapient’s revenue and margin performance.

4 For purposes of calculating Mr. Herrick’s 2009 annual incentive payment, the Committee excluded from Sapient’s 2009 non-GAAP operating profit results approximately $4.7 million attributable to our July 2009 acquisition of Nitro Group. As a result, the Committee determined Mr. Herrick’s 2009 annual incentive based on non-GAAP operating profit of $62.3 million (rather than $67 million, our publicly reported 2008 non-GAAP operating profit).

Other NEO Compensation Determinations

As noted, in light of the global economic downturn in 2009, and after considering management’s recommendation, the Committee decided not to increase base salaries or annual incentive bonus targets for our other NEOs in 2009. As a result, the cash compensation paid, and equity-based awards granted, to these NEOs for 2009, as described more fully below, were as follows:

						Total Direct
						Compensation
						(Base Salary,
				Actual		Annual Target
			2009 Actual	Incentive/		Bonus and
		2009 Annual	Annual	Bonus Pay as		Long-Term
	2009 Base	Incentive/	Incentive/Bonus	% of Target		Incentive
Named Executive Officer	Salary	Bonus Target	Paid	Incentive	RSUs Awarded	Value*)
Joseph Tibbetts	$350,000	$210,000	$115,500	55.0%	100,000 ($469,000 market value*)	$1,029,000
Alan Wexler	$350,000	$275,000	$136,400	49.6%	100,000 ($469,000 market value*)	$1,094,000
Christian Oversohlˆ	$334,711	$230,114	$151,415	65.8%	100,000 ($469,000 market value*)	$1,033,825
Jane Owens	$290,000	$125,000	$68,750	55.0%	35,000 ($164,150 market value*)	$579,150

ˆ
*	Market value (used solely for benchmark comparison purposes and not for purposes of determining the actual accounting treatment/value of the long-term incentive) is based on the number of RSUs awarded multiplied by the closing price of Sapient stock on the award date.
As Dr. Oversohl is compensated in Euros, for purposes of this table his compensation was converted from Euros to U.S. Dollars (“USD”) using an average of the 2009 Euro to USD exchange rate of $1.39463 (the “2009 Euro Exchange Rate”).

The following summarizes our four other NEOs’ 2009 bonus payments and LTI awards.

Mr. Tibbetts, SVP, CFO

To determine Mr. Tibbetts’ 2009 bonus payment, the Committee considered his performance against various individual goals and objectives for 2009, which included implementing spending controls, accelerating the implementation of certain internal projects relating to global taxation and financial information management and reporting and increasing his visibility globally as CFO, as well as his contributions to our senior leadership team. Based on Mr. Tibbetts’ strong performance across these areas, the Committee elected to award him a bonus equal to 100% of the Bonus Fund Percentage for our GSS team, of which Mr. Tibbetts is a part. As our bonus pool funding for GSS resulted in a Bonus Pool Fund Percentage of 55% (after payment of Associate-Level Bonuses), the Committee awarded Mr. Tibbetts a bonus equal to 55% of his 2009 bonus target, or $115,500.

Regarding Mr. Tibbetts’ 2009 long-term incentive award, the Committee awarded him 100,000 RSUs in recognition of his fiscal management and overall leadership in a challenging economic environment, and to encourage his continued strong service to the Company. Additionally, the Committee considered our pay-for-performance philosophy, external market comparisons, historical equity grants made to him since joining Sapient and pay relationships within our senior leadership team, in determining Mr. Tibbetts’ long-term incentive award.5

        5 Although Mr. Tibbetts is a GSS team member, for purposes of determining his long-term incentive awards the Committee applies the grant ranges used to determine equity awards for the most senior executives within Sapient, which include our CEO, SVP NA and SVP Europe.

Mr. Wexler, SVP, North America Business Unit

The Committee determined Mr. Wexler’s 2009 bonus based principally on his 2009 performance against profit achievement goals within North America. Specifically, our North America Business Unit achieved a 53.0% profit (against a profit target of $122.7 million) and our Government Services Business Unit achieved a 69.5% profit (against a profit target of $9.8 million). Additionally, the Committee weighed Mr. Wexler’s leadership and achievements against individual objectives (which included leading a global initiative relating to our culture and core values) in determining his 2009 bonus. As a result of the foregoing, the Committee awarded Mr. Wexler a 2009 bonus payment equal to 49.6% of his annual bonus target, or $136,400.

To determine Mr. Wexler’s long-term incentive awards for 2009, the Committee considered several factors, including his leadership in a challenging economic environment, the growth potential of the North America and Government Services Business Units, his performance against company financial goals and individual objectives, our pay-for-performance philosophy, historical equity grants made to Mr. Wexler in each year since he joined Sapient, and internal pay comparisons between Mr. Wexler and Dr. Oversohl and among other leadership team members. Taking these factors into account, and to encourage Mr. Wexler’s continued strong performance, the Committee elected to award him 100,000 RSUs.

Dr. Oversohl, SVP, Europe Business Unit

The Committee determined Dr. Oversohl’s 2009 bonus based primarily on his revenue and profit achievement against established goals for our European business. Specifically, our Europe Business Unit achieved a 72.8% profit (against a profit target of $63.7 million). Additionally, the Committee considered Dr. Oversohl’s performance against individual and strategic leadership objectives (which included implementation of a new global delivery structure) in determining his 2009 bonus. As a result of the foregoing, the Committee awarded Dr. Oversohl a 2009 bonus payment equal to 65.8% of his annual bonus target, or $151,415.

In determining Dr. Oversohl’s long-term incentive awards for 2009, the Committee considered several factors, including his leadership in a challenging economic market, the growth potential of the Europe Business Unit, his performance against company financial goals and individual objectives, our pay-for-performance philosophy, historical equity grants made to Dr. Oversohl in each year since he joined Sapient, and internal pay comparisons between Dr. Oversohl and Mr. Wexler and among all of our leadership team members. Taking these factors into account, and to encourage Dr. Oversohl’s continued strong performance, the Committee elected to award him 100,000 RSUs.

Ms. Owens, SVP, General Counsel

To determine Ms. Owens’ 2009 bonus payment, the Committee considered her performance against various individual goals and objectives for 2009, which included implementing changes concerning our risk management processes, providing leadership to our internal and Board-level risk committees and providing additional guidance to our Board of Directors relating to corporate governance and risk matters, as well as her contributions to our senior leadership team. Based on Ms. Owens’ strong performance across these areas, the Committee elected to award her a bonus equal to 100% of the Bonus Fund Percentage for GSS. As our bonus pool funding for GSS resulted in a Bonus Pool Fund Percentage of 55% (after payment of Associate-Level Bonuses), the Committee awarded Ms. Owens a bonus equal to 55% of her 2009 bonus target, or $68,750.

To determine Ms. Owens’ 2009 long-term incentive award, the Committee considered her strong performance as our chief legal officer and leadership in a difficult economic environment, our pay-for-performance philosophy, market comparisons to survey data, historical equity grants made to Ms. Owens since joining Sapient and pay relationships among members of our senior leadership team who are also GSS Team members (other than Mr. Tibbetts). Taking these factors into account, and to encourage Ms. Owens’ continued strong performance, the Committee awarded her 35,000 RSUs.

Employment and Severance Agreements

We maintain employment agreements with Messrs. Herrick, Tibbetts, Wexler and Oversohl that contain severance arrangements and other terms of employment. Additionally, certain financial benefits following a change in control (“CIC Benefits”) will be provided to Messrs. Herrick and Tibbetts under their employment agreements. Further, all of our executives have agreed to covenants that protect Sapient against the executives joining a competitor and/or soliciting Sapient clients and employees.

In April 2010, each of our NEOs (including Messrs. Herrick and Tibbetts) and certain other senior executives entered into severance agreements that provide for CIC Benefits (the “CIC Agreements”). Concerning Messrs. Herrick and Tibbetts, the CIC Benefits provided under each executive’s CIC Agreement are substantially similar to the change in control benefits set forth in the executive’s employment agreement, and supersede the CIC provisions of such employment agreement for so long as the CIC Agreements are in effect. Should Messrs. Herrick and Tibbetts’ CIC Agreements terminate, then the CIC Benefits per their employment agreements will apply if Sapient undergoes a change in control.

In developing the proposed CIC Benefits for our executives, our Board of Directors consulted with outside counsel and the Executive Compensation Advisor to acquire an understanding of the range and size of benefits typically accorded senior executives in connection with a change in control. Taking into account outside counsel’s and the Executive Compensation Advisor’s guidance, market norms for CIC Benefits packages, and the existing CIC Benefits packages for Messrs. Herrick and Tibbetts, the Board of Directors developed what it deemed to be reasonable CIC Benefits, at or below market levels, for these senior executives.

The CIC Benefits provided to these executives are intended to enable each executive to focus on his or her present responsibilities and be fully committed to Sapient for the duration of the executive’s employment. We believe these arrangements are important to ensure Sapient’s success during a time of potential transition and because they align our senior executives’ interests to our stockholders’ interests. Additionally, providing change in control benefits helps ensure the objectivity of executives in reviewing potential change in control transactions and contributes to an overall pay program that is consistent with typical pay practices in this regard.

The employment contracts and change in control provisions for our NEOs are summarized on pages 41 to 44 of this Proxy Statement. Additionally, estimates of the termination or change in control amounts that would have been payable to the NEOs, if the CIC Benefits or other severance provisions under their employment agreements had triggered at year-end 2009 (without taking into account the CIC Agreements entered into in 2010), are summarized on pages 44 to 46 of this Proxy Statement.

We entered into an employment agreement with Mr. Wexler in 2002 that provides a post-termination severance benefit equal to one year’s base pay and bonus pay. We implemented this arrangement with Mr. Wexler to promote his retention and commitment to Sapient during a time when the economic climate, and the market for our services, was less certain, and retention of senior leaders was critical.

For competitive reasons,6 and to promote Dr. Oversohl’s retention and commitment to Sapient by conferring on him the benefits described below, we entered into a new employment agreement with Dr. Oversohl effective as of July 1, 2007 (Dr. Oversohl had previously entered into an employment agreement with Sapient that expired on June 30, 2007) that includes, among other features, various supplemental and severance benefits. Dr. Oversohl’s supplemental benefits include: (1) a company premium contribution in the amount of 20,000 Euros per year into a retirement support fund for the benefit of Dr. Oversohl which is a legally independent fund and thus not subject to the control of Germany’s Insurance Supervisory Authority (BaFin) (the “Support Fund”); and (2) in lieu of receiving a company car, a monthly payment in the amount of 1,200 Euros per month, retroactive to July 1, 2007. In considering these benefits for Dr. Oversohl, we engaged two international benefits consulting firms: Sentinel Benefits Group, Inc. and Towers Perrin (together,

     6 Within Germany, employment agreements and post termination benefits of the type we have provided to Dr. Oversohl are standard features of executive compensation packages.

the “International Consultants”). The International Consultants advised that German employers commonly make payments into retirement support funds for the benefit of their employees, particularly executives/managing directors, and that the executive payments typically are at an amount equal to 10% of an executive’s base salary. Additionally, the International Consultants advised that German executives/managing directors routinely receive an automobile allowance in the range of 1,200 to 1,800 Euros per month. In light of these benefits norms within Germany, Dr. Oversohl’s senior executive position within Sapient, and our desire to provide Dr. Oversohl industry-standard benefits intended to promote his retention and continued commitment to Sapient, the Committee deemed it appropriate to make payments into a Support Fund for Dr. Oversohl in an amount equal to 8% of his base salary and pay an automobile allowance at the low end of the standard range for that benefit. Regarding Dr. Oversohl’s severance arrangement, under which he is entitled to severance compensation in an amount equal to 12 months of base salary payments upon specified termination events, we determined the size of this benefit based, in part, on a comparison to, and desire to ensure parity with, Mr. Wexler’s severance benefit.

We have not formally benchmarked our executives’ post-termination benefits against our industry peers. However, based on compensation data available from our Executive Compensation Advisor and general industry resources, we believe the benefits are either at or below market and are not excessive.

Impact of Tax and Accounting on Compensation Decisions

In 2007, our shareholders approved an amendment to the 1998 Plan to enable cash and equity awards granted under the plan to qualify for tax benefits available under Section 162(m). Because, historically, total compensation levels for our executive officers (other than Messrs. Herrick and Tibbetts and, in 2008, Mr. Wexler) have not exceeded the $1 million threshold for which it would be desirable to qualify performance-based compensation for tax benefits under Section 162(m), we have qualified only Mr. Herrick’s performance-based compensation for these tax benefits. Pursuant to the 1998 Plan, and regarding awards intended to satisfy the performance-based exception under Section 162(m), the Committee maintains the subjective discretion to reduce, but not increase, incentive awards payouts below established annual incentive target levels. Further, notwithstanding the existence of the 1998 Plan and Mr. Herrick’s eligibility for an award thereunder, Sapient has reserved the right to make 2010 awards to its employees, including Mr. Herrick, outside of the 1998 Plan and subject to such criteria and conditions as the Compensation Committee may determine in its discretion. The Committee continues to monitor aggregate compensation levels among each of our executive officers in light of Section 162(m)’s tax benefits. Regarding those executives whose total compensation is anticipated to exceed $1 million in a given year, the Committee may opt in the future to structure compensation arrangements with the executives in a manner that qualifies elements of their compensation for Section 162(m) tax benefits.

When determining amounts of equity grants to executives and employees under our long-term incentive program, the Committee examines the accounting cost associated with the grants. Under FASB ASC Topic 718, grants of stock options, restricted stock, RSUs and other share-based payments result in an accounting charge for Sapient. The accounting charge is equal to the fair value of the instruments being issued. For RSUs, the cost is equal to the fair value of the stock on the grant date times the number of stock units granted. For stock options (if granted with time-based vesting), the cost is equal to the fair value of the option on the grant date using a Black-Scholes option pricing model times the number of options granted. RSUs granted with market-based vesting are valued using a lattice model. Regarding both RSUs and stock options, this expense is amortized over the requisite service or vesting period.

2010 Executive Program Changes

For 2010, the Committee will continue to enhance its review of the Executive Program in an effort to ensure that no components of the Executive Program encourage executives to take unnecessary or excessive risks that could threaten the value of Sapient. Additionally, while Mr. Herrick’s annual bonus and other performance-based compensation is subject to recoupment (“clawback”) under circumstances where Sapient materially fails to comply with a financial reporting requirement in connection with material misconduct by Mr. Herrick or any U.S. employee whom he supervises, Sapient does not have an executive compensation clawback policy. The Committee will continue to review periodically whether to adopt a policy that authorizes executive compensation clawbacks where Sapient must make a financial restatement or recalculate a financial metric applicable to an annual bonus payment or a long-term incentive award. Further, while we have not adopted minimum stock ownership requirements, the Committee has reviewed each executive’s level of stock ownership. In light of the fact that our executive stock ownership levels exceed typical stock ownership levels for similar executives, the Committee has determined that stock ownership requirements are unnecessary at this time. The Committee will continue to monitor the stock holdings of our NEOs.

Report of the Compensation Committee on Executive Compensation

The report by this Committee is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of Sapient Corporation under the Securities Act of 1933 or the Securities Exchange Act of 1934, both as amended.

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this Proxy Statement. Based on this review and discussion, the Compensation Committee has recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Bruce D. Parker, Chairman
Darius W. Gaskins, Jr.
James M. Benson

Summary Compensation Table — 2007, 2008 & 2009

The following table sets forth NEO compensation for the fiscal years ended December 31, 2009, 2008 and 2007.

				Non-Equity
				Incentive
			Stock	Plan	All Other
			Awards	Compensation	Compensation
Name and Principal Position	Year	Salary ($)	($)(1)	($)	($)(2)	Total ($)

Alan J. Herrick	2009	$550,000	$532,500	$310,000	$1,250	$1,393,750
President and Chief Executive	2008	$531,250	$1,060,000	$416,500	$1,250	$2,009,000
Officer	2007	$475,000	$3,253,000 (3)	$350,753	$1,250	$4,080,003
Joseph S. Tibbetts, Jr.	2009	$350,000	$469,000	$115,500	$1,250	$935,750
Senior Vice President and Chief	2008	$350,000	$ —	$152,268	$1,250	$503,518
Financial Officer	2007	$350,000	$ — (4)	$140,525	$1,250	$491,775
Alan M. Wexler	2009	$350,000	$469,000	$136,400	$1,250	$956,650
Senior Vice President, North America	2008	$323,000	$645,000	$195,250	$1,250	$1,164,500
	2007	$300,000	$361,500	$159,928	$1,250	$822,678
Christian Oversohl(5)	2009	$334,711	$469,000	$151,415	$48,394 (6)	$1,003,520
Senior Vice President, Europe	2008	$353,122	$387,000	$204,413	$65,180	$1,009,715
	2007	$308,417	$268,800	$205,611	$37,696	$820,524
Jane E. Owens(7)	2009	$290,000	$164,150	$68,750	$1,250	$524,150
Senior Vice President, General Counsel	2008	$283,333	$225,750	$98,875	$1,250	$609,208
and Secretary

(1)	Amounts reflect aggregate grant date fair value of stock awards, calculated in accordance with FASB ASC Topic 718, granted during the years presented and disregarding any estimates of forfeitures related to service-based vesting conditions. For disclosure of assumptions used in the valuation of these awards, see footnote (15) in the Notes to Consolidated Financial Statements section of our Annual Report.

(2)	Other than for Dr. Oversohl, this column only includes the value of the Company’s 401(k) contributions for each executive in 2009. The NEOs from time to time received certain immaterial personal benefits from the Company in 2009; however, the value of these perquisites for each executive did not exceed $10,000.

(3)	Amount includes the aggregate grant date fair value of stock awards calculated in accordance with FASB ASC Topic 718 for two awards accounted for as if granted at the date of commitment, but that commenced vesting on February 1, 2008 and February 2, 2009, respectively. Per FASB ASC Topic 718, the Company was required to begin recognizing stock-based compensation expense at the date of commitment, rather than at the date vesting commenced.

(4)	In 2006, Mr. Tibbetts was granted stock awards for which the Company was required to begin recognizing stock-based compensation expense at the date of commitment but that commenced vesting on November 1, 2007 and November 1, 2008, respectively. See footnote (8) to the “Outstanding Equity Awards at Fiscal Year-End” table on page 38 of this Proxy Statement.

(5)	As Dr. Oversohl is compensated in Euros, for purposes of this table his compensation was converted from Euros to American Dollars using an average of the 2009 Euro to USD exchange rate of $1.39463. In 2007 and 2008, Dr. Oversohl’s compensation was reported using an average of the Euro to USD exchange rate for the relevant year.

(6)	As part of his overall compensation, Dr. Oversohl received a car allowance in the amount of $1,674 per month for the year ended December 31, 2009, as well as an annual Internet allowance in the amount of $418. Additionally, the Company contributed $27,893 into a Support Fund for Dr. Oversohl.

(7)	Ms. Owens’ compensation for the year ended December 31, 2007 is not included in this table as she was not an NEO prior to 2008.

Grants of Plan-Based Awards — 2009

The following table provides information regarding plan-based awards granted in 2009 to each of the NEOs as of December 31, 2009.

			(c)
			Estimated Future	(d)	(e)
			Payouts	All Other Stock	Fair Value
			Under Non-Equity	Awards:	of Stock at	(f)
			Incentive Plan	Number of	Closing on	Total Fair Value
	(a)	(b)	Awards(3)	Shares of	Date of Grant	of Equity
Name	Grant Date(1)	Approval Date(2)	Target ($)	Stock or Units (#)	($/Sh)(4)	Award ($)(5)

Alan J. Herrick(6)			$500,000
	3/2/2009	2/3/2009		150,000	$3.55	$532,500
Joseph S. Tibbetts, Jr.			$210,000
	4/1/2009	3/24/2009		100,000	$4.69	$469,000
Alan M. Wexler			$275,000
	4/1/2009	3/24/2009		100,000	$4.69	$469,000
Christian Oversohl(7)			$230,114
	4/1/2009	3/24/2009		100,000	$4.69	$469,000
Jane E. Owens			$125,000
	4/1/2009	3/24/2009		35,000	$4.69	$164,150

(1)	This column shows the FASB ASC Topic 718 date of the grant.

(2)	This column shows the date on which the Compensation Committee approved the grants referenced in column (a). Consistent with past practice, the Compensation Committee set the grant date for each award to be the first Nasdaq trading day in the month following approval.

(3)	These targets reflect 43 — 91% of the NEOs’ base salaries.

(4)	These prices represent Sapient’s closing stock price on the RSU grant date referenced in column (a) of the table.

(5)	The Total Fair Value is determined by multiplying the number of RSUs granted in 2009 by the price listed in column (d) of this table.

(6)	Under his July 21, 2007 Employment Agreement, Mr. Herrick was awarded 150,000 RSUs on February 2, 2009, which commenced vesting on January 1, 2009. Since the FASB ASC Topic 718 grant date for these RSUs is August 1, 2007, they were disclosed in the “Grants of Plan-Based Awards” table of the Proxy Statement for the 2008 Annual Meeting.

(7)	As Dr. Oversohl is compensated in Euros, his target of €165,000 was converted to $230,114 using an average of the 2009 Euro to USD exchange rate of $1.39463.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information regarding all outstanding equity awards held by each of the Named Executive Officers as of December 31, 2009.

	Option Awards					Stock Awards
								Equity Incentive Plan
									Plan Awards:
								Plan	Market
								Awards:	or Payout
								Number of	Value of
							Market	Unearned	Unearned
							Value of	Shares,	Shares,
	Number of	Number of				Number of	Shares or	Units or	Units or
	Securities	Securities				Shares or	Units of	Other	Other
	Underlying	Underlying				Units of	Stock That	Rights	Rights
	Unexercised	Unexercised	Option		Option	Stock That	Have Not	That	That
	Options (#)	Options (#)	Exercise		Expiration	Have Not	Vested	Have Not	Have Not
Name	Exercisable	Unexercisable	Price ($)		Date	Vested (#)	($)(1)	Vested (#)	Vested ($)(1)

Alan J. Herrick	—	—	—		—	50,000(2)	$413,500	—	—
	—	—	—		—	100,000(3)	$827,000	—	—
	—	—	—		—	150,000(4)	$1,240,500	—	—
	—	—	—		—	33,334(5)	$275,672	—	—
	—	—	—		—	66,666(6)	$551,328	—	—
	—	—	—		—	150,000(7)	$1,240,500	—	—
	1,000	—	$35.75		2/28/2010	—	—	—	—
	10,000	—	$10.31		3/15/2011	—	—	—	—
	10,000	—	$10.90		5/15/2011	—	—	—	—
	15,000	—	$5.93		12/3/2011	—	—	—	—
	7,500	—	$7.00	*	12/3/2011	—	—	—	—
	22,500	—	$7.25		1/2/2012	—	—	—	—
	18,150	—	$1.47		5/31/2012	—	—	—	—
	18,150	—	$1.76	*	5/31/2012	—	—	—	—
	18,700	—	$1.55		6/18/2012	—	—	—	—
	15,000	—	$2.82		6/16/2013	—	—	—	—
	45,000	—	$3.14	*	6/16/2013	—	—	—	—
	50,000	—	$6.04		6/1/2014	—	—	—	—
	15,000	—	$7.92		12/17/2014	—	—	—	—
Joseph S. Tibbetts, Jr.(8)	—	—	—		—	225,000	$1,860,750	300,000	$2,481,000
Alan M. Wexler	—	—	—		—	33,500(9)	$277,045	—	—
	—	—	—		—	75,000(10)	$620,250	—	—
	—	—	—		—	100,000(11)	$827,000	—	—
	20,000	—	$53.63		1/14/2010	—	—	—	—
	3,660	—	$35.75		2/28/2010	—	—	—	—
	7,500	—	$10.31		3/15/2011	—	—	—	—
	7,500	—	$10.90		5/15/2011	—	—	—	—
	1	—	$5.93		12/3/2011	—	—	—	—
	20,000	—	$7.92		12/17/2014	—	—	—	—
Christian Oversohl	—	—	—		—	26,800(12)	$221,636	—	—
	—	—	—		—	45,000(13)	$372,150	—	—
	—	—	—		—	100,000(14)	$827,000	—	—
	65,354	—	$28.69		11/13/2010	—	—	—	—
	7,500	—	$5.93		12/3/2011	—	—	—	—
	7,500	—	$7.25		1/2/2012	—	—	—	—
	20,000	—	$2.82		6/16/2013	—	—	—	—
	42,500	—	$6.04		6/1/2014	—	—	—	—

	Option Awards					Stock Awards
								Equity Incentive Plan
									Plan Awards:
								Plan	Market
								Awards:	or Payout
								Number of	Value of
							Market	Unearned	Unearned
							Value of	Shares,	Shares,
	Number of	Number of				Number of	Shares or	Units or	Units or
	Securities	Securities				Shares or	Units of	Other	Other
	Underlying	Underlying				Units of	Stock That	Rights	Rights
	Unexercised	Unexercised	Option		Option	Stock That	Have Not	That	That
	Options (#)	Options (#)	Exercise		Expiration	Have Not	Vested	Have Not	Have Not
Name	Exercisable	Unexercisable	Price ($)		Date	Vested (#)	($)(1)	Vested (#)	Vested ($)(1)

Jane E Owens	—	—	—		—	16,750(15)	$138,523	—	—
	—	—	—		—	26,250(16)	$217,088	—	—
	—	—	—		—	35,000(17)	$289,450	—	—
	50,000	—	$41.81		9/25/2010	—	—	—	—
	17,500	—	$10.31		3/15/2011	—	—	—	—
	17,500	—	$10.90		5/15/2011	—	—	—	—
	3,333	—	$6.46	*	12/3/2011	—	—	—	—
	6,667	—	$5.93		12/3/2011	—	—	—	—
	10,000	—	$7.25		1/2/2012	—	—	—	—
	18,425	—	$1.47		5/31/2012	—	—	—	—
	9,075	—	$1.76	*	5/31/2012	—	—	—	—
	8,750	—	$2.82		6/16/2013	—	—	—	—
	26,250	—	$3.14	*	6/16/2013	—	—	—	—
	15,000	—	$6.04		6/1/2014	—	—	—	—

*	Options were amended to avoid the adverse tax consequences of Section 409A of the Internal Revenue Code of 1986, as amended, by increasing the exercise price of the affected portion of the option award to the fair market value on the date of grant.

(1)	Assumes a stock price of $8.27 as of December 31, 2009 to calculate the in-the-money value of unvested equity.

(2)	50,000 shares of restricted stock vest on January 1, 2010.

(3)	100,000 of the RSUs vest in equal installments on each January 1, 2010 and January 1, 2011.

(4)	150,000 of the RSUs vest in equal installments on each of January 1, 2010, January 1, 2011 and January 1, 2012.

(5)	33,334 of the RSUs vest in equal installments on each January 1, 2010 and January 1, 2011.

(6)	66,666 of the RSUs vest in equal installments on each January 1, 2010 and January 1, 2011.

(7)	150,000 of the RSUs vest in equal installments on each of March 2, 2010, March 2, 2011, March 2, 2012 and March 2, 2013.

(8)	Of the 225,000 RSUs subject to time-based vesting and valued at $1,860,750 in this table, 25,000 vest on May 31, 2010; 100,000 vest in equal installments on each November 1, 2010 and November 1, 2011; and 100,000 RSUs vest in equal installments on each of April 1, 2010, April 1, 2011, April 1, 2012 and April 1, 2013. The 300,000 RSUs valued at $2,481,000 in this table are the unvested portion of an RSU award subject to vest based on the performance of the Company’s common stock, as listed on the Nasdaq Global Select Market. Subject to Mr. Tibbetts’ continued employment, 100,000 of these RSUs will vest when the average 30-day closing price of the Company’s common stock equals or exceeds $10.00, $15.00, and $20.00, respectively. For purposes of this table, the value of the 300,000 unvested RSUs was calculated using a lattice model.

(9)	33,500 shares of restricted stock vest on August 1, 2010.

(10)	75,000 of the RSUs vest in equal installments on each August 1, 2010, August 1, 2011 and August 1, 2012.

(11)	100,000 of the RSUs vest in equal installments on each April 1, 2010, April 1, 2011, April 1, 2012 and April 1, 2013.

(12)	26,800 shares of restricted stock vest on August 1, 2010.

(13)	45,000 of the RSUs vest in equal installments on each August 1, 2010, August 1, 2011 and August 1, 2012.

(14)	100,000 of the RSUs vest in equal installments on each April 1, 2010, April 1, 2011, April 1, 2012 and April 1, 2013.

(15)	16,750 shares of restricted stock vest on August 1, 2010.

(16)	26,250 of the RSUs vest in equal installments on each August 1, 2010, August 1, 2011 and August 1, 2012.

(17)	35,000 of the RSUs vest in equal installments on each April 1, 2010, April 1, 2011, April 1, 2012 and April 1, 2013.

Option Exercises and Stock Vested — 2009

The following table provides information regarding the number of shares of common stock acquired and the value realized pursuant to the vesting of stock awards during fiscal 2009 by each of the NEOs.

	Option Awards		Stock Awards
			Number of
	Number of	Value	Shares
	Shares	Realized	Acquired on	Value
	Acquired on	Upon	Vesting	Realized on
Name	Exercise (#)	Exercise ($)	(#)	Vesting ($)

Alan J. Herrick	—	—	16,666	$73,997
	—	—	33,334	$148,003
	—	—	50,000	$222,000
	—	—	50,000	$222,000
	—	—	150,750	$913,545
	—	—	7,850	$45,687
Joseph S. Tibbetts, Jr.	—	—	50,000	$407,000
	—	—	25,000	$132,500
Alan M. Wexler(1)	10,015	$41,062	16,500	$70,290
	9,985	$40,939	6,000	$34,920
	—	—	25,000	$167,000
	—	—	13,400	$105,726
	—	—	20,100	$121,806
Christian Oversohl	—	—	14,740	$116,299
	—	—	15,000	$100,200
	—	—	13,200	$56,232
	—	—	2,125	$12,368
Jane E. Owens	—	—	13,400	$81,204
	—	—	1,875	$10,913
	—	—	8,250	$35,145
	—	—	8,750	$58,450

(1)	Mr. Wexler exercised stock options in 2009 as follows:

Shares	Exercise Date	Closing Price	Exercise Price

10,015	8/19/2009	$7.24	$3.14
9,985	8/19/2009	$7.24	$3.14

Pension Benefits

We have no pension plans.

Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans

We have no nonqualified defined contribution or deferred compensation plans.

Employment and Change in Control Severance Agreements

Employment Agreements

The Company has entered into employment agreements with certain of its NEOs, as described below. Additionally, all of our executives have agreed to covenants that protect Sapient against the executives joining a competitor, and/or soliciting Sapient clients and employees.

Alan J. Herrick.  On July 21, 2007 the Company and Mr. Herrick entered into the CEO Agreement, as amended, under which the parties agree that Mr. Herrick will serve as Sapient’s President and Chief Executive Officer. The CEO Agreement, which commenced retroactively on November 1, 2006, had an initial term of three years (the “Initial Term”) and automatically renews for successive one-year terms, unless either the Company or Mr. Herrick provides written notice, at least 60 days prior to the expiration of the term, that the CEO Agreement shall not be renewed. Under the CEO Agreement, Mr. Herrick’s initial annual base salary was $475,000 and he was eligible for an annual performance bonus with a target of $425,000 for 2007. The Compensation Committee establishes the target each year, and the amount paid to Mr. Herrick for that year is based upon objective performance metrics. The CEO Agreement also provided that Mr. Herrick would receive a grant of 150,000 RSUs in each of 2007, 2008 and 2009 (the “CEO Agreement RSUs”). The grant date for the 2007 grant was the first Nasdaq trading date of August 2007. The grant dates for the 2008 and 2009 grants were the first Nasdaq trading days of February 2008 and February 2009, respectively. The CEO Agreement RSUs vest 33 1/3% annually on January 1 of each of the first three years following the year in which each grant was made, so long as Mr. Herrick is still employed as President and CEO on that date.

Mr. Herrick will receive severance benefits if (i) the Company terminates him for a reason other than for cause, because of a disability, or on account of his death; (ii) he terminates his employment with good reason; or (iii) the Company elects not the renew his agreement at the end of any renewal term of the CEO Agreement. In each of these situations, Mr. Herrick would be entitled to receive a lump-sum payment equal to 100% of his base salary and target bonus amounts in the year of termination and acceleration of a pro rata portion of his unvested equity awards. Mr. Herrick is also entitled to receive change in control benefits if he is terminated within two years following a change in control of the Company for a reason other than for cause or if he terminated his employment for good reason. In either instance, Mr. Herrick would be entitled to receive a lump-sum payment equal to 150% of his base salary and target bonus amounts, the acceleration of all issued but unvested equity awards, and a 24-month continuation of certain benefits. As indicated below, on April 13, 2010, Mr. Herrick entered into a new change in control severance agreement with the Company, the terms of which supersede the change in control arrangements in the CEO Agreement for so long as the new agreement is in effect. See “Change in Control Severance Agreements” and “Potential Payments Upon Termination or Change in Control,” below.

Joseph S. Tibbetts, Jr.  On October 16, 2006 the Company and Mr. Tibbetts entered into an agreement (the “CFO Agreement”) under which the parties agree that Mr. Tibbetts will serve as Sapient’s Senior Vice President and Chief Financial Officer. The CFO Agreement has no term and indicates that Mr. Tibbetts’ employment is on an “at-will” basis. Under the CFO Agreement, Mr. Tibbetts’ initial annual base salary was $350,000 and he was entitled to a prorated performance bonus with a target of $175,000 for 2006, and was eligible for a performance bonus with a target of not less than $175,000 for 2007. Mr. Tibbetts was also awarded 625,000 RSUs, of which 400,000 are subject to market-based vesting, and 225,000 are subject to time-based vesting. The 400,000 market-based RSUs vest in four equal installments, if and when the average 30-day closing price of the Company’s common stock on the Nasdaq Global Select Market equals or exceeds

$5.00, $10.00, $15.00, and $20.00, respectively, provided he is still employed by the Company at the time such vesting occurs. Of the 225,000 RSUs subject to time-based vesting, 75,000 were granted upon employment (the “Initial Grant”), with 24,750 vesting 18 months from the date of grant of the Initial Grant, and 50,250 vesting on the third anniversary of the Initial Grant. Further, Mr. Tibbetts received an additional 150,000 RSUs under the CFO Agreement, 75,000 of which commenced vesting on the first anniversary of the Initial Grant, and 75,000 of which commenced vesting on the second anniversary of the Initial Grant, each with vesting terms identical to the vesting terms of the Initial Grant.

If Mr. Tibbetts’ employment is terminated by the Company without Cause, or by him for Good Reason, and other than pursuant to a Change in Control (as these terms are defined in the agreement), the Company is required to provide Mr. Tibbetts compensation equal to 150% of his base salary and target bonus amount, benefits continuation, and the acceleration of certain outstanding RSUs. In the event of a Change in Control, the CFO Agreement provides that the RSUs awarded to Mr. Tibbetts under the CFO Agreement shall become fully vested. The CFO Agreement also provides that should Mr. Tibbetts be terminated within the two-year period following such Change in Control, he will be paid a lump-sum payment equal to 200% of his base salary and target bonus amount. As indicated below, on April 13, 2010, Mr. Tibbetts entered into a new change in control severance agreement with the Company, the terms of which supersede the change in control arrangements in the CFO Agreement for so long as the new agreement is in effect. See “Change in Control Severance Agreements” and “Potential Payments Upon Termination or Change in Control,” below.

Alan M. Wexler.  On April 1, 2002, the Company entered into a letter agreement with Alan M. Wexler, pursuant to which Mr. Wexler is entitled to severance compensation in an amount equal to one year of base salary and bonus payments if he is terminated by the Company without cause. As indicated below, on April 13, 2010, Mr. Wexler entered into a change in control severance agreement with the Company, the terms of which supersede the severance arrangements of his letter agreement only if his employment is terminated on or following a change in control, for so long as the new agreement is in effect. See “Change in Control Severance Agreements” and “Potential Payments Upon Termination or Change in Control,” below.

Christian Oversohl.  On March 15, 2008, Sapient GmbH, a Company subsidiary of which the Company is the sole stockholder, entered into an agreement with Dr. Oversohl (the “Managing Director Agreement”), under which it is agreed that Dr. Oversohl, a Senior Vice President of the Company, will continue to serve as Managing Director of Sapient GmbH. The Managing Director Agreement is effective July 1, 2007 and expires on August 31, 2010. Pursuant to the agreement, Dr. Oversohl’s annual base salary was €240,000, retroactive to July 1, 2007, and he was eligible for an annual performance bonus with a target of €150,000 for 2007 and €165,000 for 2008, and was eligible for a minimum target bonus of €165,000 in 2009. Dr. Oversohl also was granted 40,000 RSUs that are subject to time-based vesting over three years, beginning August 1, 2007. Thirty-three percent of the RSUs vested on February 1, 2009 and 67% of the RSUs will vest on August 1, 2010, so long as Dr. Oversohl is still employed on the applicable vest date. Additionally, under the agreement, the Company contributes a premium of €20,000 per annum to a Support Fund for the benefit of Dr. Oversohl. In lieu of Dr. Oversohl being provided a Company car (customary practice for European Managing Directors), he receives an additional monthly payment of €1,200, retroactive to July 1, 2007, payable in accordance with the normal payroll schedule of Sapient GmbH. As part of his overall compensation, Dr. Oversohl also receives a monthly Internet allowance of €25.

Dr. Oversohl is entitled to severance compensation in an amount equal to 12 months of base salary payments; provided that if Dr. Oversohl receives change in control severance payment (as described below), those payments will supersede and replace the foregoing severance payment. In return for abiding by his covenant not to compete against the Company for the 12 month period following termination of the Managing Director Agreement, Dr. Oversohl will receive monthly compensation during the 12 month period equal to 50% of the amount of his last monthly base salary in effect at the time of his termination. This amount will be offset against any change in control payments that Dr. Oversohl is entitled to receive, as described below. The Company may waive this covenant at any time by providing Dr. Oversohl with at least six months prior written notice, with the amounts paid to Dr. Oversohl during the notice period also being offset against any change in control payments. As indicated below, on April 26, 2010, Dr. Oversohl entered into a change in control severance agreement with the Company, the terms of which supersede the severance arrangements in the Managing Director Agreement only if his employment is terminated on or following a change in control, for so long as the new agreement is in effect. See “Change in Control Severance Agreements” and “Potential Payments Upon Termination or Change in Control,” below.

Jane E. Owens.  The Company has not entered into an employment agreement with Ms. Owens. However, she is entitled to certain CIC Benefits under the CIC Agreement entered into between the Company and Ms. Owens on April 13, 2010. See “Change in Control Severance Agreements” below.

Change in Control Severance Agreements

On April 13, 2010, the Company entered into the CIC Agreements with certain of its senior officers, including Messrs. Herrick, Tibbetts and Wexler, and Ms. Owens (collectively, the “U.S. NEOs”). Additionally, on April 26, 2010, the Company entered into a CIC Agreement with Dr. Oversohl. These agreements provide severance benefits in the event of certain terminations of the officer’s employment following or in connection with a change in control (as defined below) of Sapient. The severance benefits provided under the CIC Agreements supersede all change in control severance benefits provided to those officers in this group who had pre-existing agreements with Sapient, for so long as the CIC Agreements are in effect.

The initial term of each CIC Agreement expires on December 31, 2012, but will be automatically extended each January 1, beginning on January 1, 2012, for additional one year periods, unless Sapient or the applicable officer gives notice, by September 30 of the prior year, not to extend the term. In the event of a change in control of Sapient, the term of each U.S. NEO CIC Agreement will expire no earlier than 24 months following the change in control.

Under the CIC Agreements, each officer is entitled to certain severance benefits in the event the officer’s employment terminates, within two years following (or, in certain circumstances, within six months preceding) a change in control of Sapient, other than (a) by Sapient for cause (as defined below), (b) by reason of the officer’s death or disability, (c) by the officer without good reason (as defined below), or (d) in the case of Dr. Oversohl, if his employment is for a fixed term that expires following a change in control and Sapient elects not to renew his employment (unless Sapient would have been entitled to terminate Dr. Oversohl’s employment for cause had the fixed term not expired). These severance benefits consist of the following: (i) a multiple of the officer’s base salary and target annual bonus (one-and-one-half times for Messrs. Herrick, Wexler and Oversohl, two times for Mr. Tibbetts, and one time for Ms. Owens);7 (ii) continued life, accident, and health insurance benefits for a specified period (18 months for Messrs. Herrick, Wexler and Oversohl, 24 months for Mr. Tibbetts, and 12 months for Ms. Owens); (iii) any unpaid incentive compensation for a completed fiscal year (or other measuring period) that, as of the officer’s termination date, was contingent only on the officer’s continued employment; (iv) a pro-rata target incentive award for the officer’s performance in the year of termination; and (v) outplacement services for 24 months. In addition, all then-unvested Sapient equity awards held by the officer will immediately vest (with any stock options so held by the officer generally remaining exercisable for a length of time following the officer’s termination of employment equal to the officer’s benefits continuation period). If a U.S. NEO is entitled to any change in control payments that would constitute “excess parachute payments” subject to the excise tax imposed under Section 4999 of the Internal Revenue Code, the officer’s payments will be reduced to the extent necessary to avoid the excise tax, but only if such reduction results in a higher after-tax payment to the officer.

Sapient has also agreed to pay all legal fees and expenses incurred by an officer in disputing in good faith any issue under a CIC Agreement relating to the termination of an officer’s employment, in seeking in good faith to obtain or enforce any benefit or right provided by a CIC Agreement or, with respect to the U.S. NEOs, in connection with any tax audit or proceeding relating to Section 4999 of the Internal Revenue Code.

7 Messrs. Herrick and Tibbetts’ change in control base salary and target annual bonus severance payment multiples are based on the change in control severance payment multiples to which they agreed in their current employment agreements with Sapient.

For purposes of the CIC Agreements, the following terms have the following meanings:

“Change in control” of Sapient is generally defined as occurring when (i) any person becomes the beneficial owner of securities of Sapient representing 40% or more of the combined voting power of Sapient’s then outstanding securities, (ii) individuals constituting the board of directors of Sapient on the date the CIC Agreement was signed (or whose appointment, election or nomination for election was approved or recommended by at least two-thirds (2/3) of the then-existing board of directors, excluding any director whose initial assumption of office is in connection with an actual or threatened election contest) ceases to constitute a majority of the board of directors, (iii) a merger of Sapient or sale of all or substantially all of its assets is consummated, other than a merger or sale following which the board members immediately prior to such merger constitute at least a majority of the board, or (iv) the stockholders of Sapient approve a plan of complete liquidation or dissolution of Sapient.

“Cause” is generally defined as the (i) willful and continued failure by the executive to substantially perform the executive’s duties with the Company, which has not been cured within 30 days of receipt of a written demand from Sapient’s Board of Directors, or (ii) willful engaging by the executive in conduct that is demonstrably and materially injurious to Sapient, monetarily or otherwise.

“Good reason” is generally defined as the occurrence of any of the following events after a change in control of Sapient: (i) the assignment of duties materially inconsistent with the officer’s status as an officer or a substantial adverse alteration in title or in the nature or status of responsibilities (including, with respect to Messrs. Herrick and Tibbetts and Ms. Owens, no longer being the chief executive officer, chief financial officer or general counsel, respectively, of a publicly traded company), (ii) a material reduction in annual base salary, (iii) certain relocations of the officer’s place of employment, (iv) the failure to pay any portion of the officer’s compensation when due; (v) the failure to continue in effect any material compensation plan in which the officer participates immediately prior to the change in control which is material to the officer’s total compensation; or (vi) the failure to provide benefits substantially similar to those enjoyed by the officer immediately prior to the change in control. The officer must provide Sapient with a notice of resignation within 90 days following the event constituting good reason and must provide Sapient with at least 30 days to cure the event constituting good reason.

Potential Payments Upon Termination or Change in Control

As described under “Employment Agreements,” above, the Company is required to make certain payments to certain of the NEOs upon termination of their employment. The following information summarizes those payments that would have been payable to Messrs. Herrick, Tibbetts, Wexler and Oversohl if the CIC Benefits or other severance provisions under their employment agreements had been triggered on December 31, 2009 (and does not take into account the CIC Agreements, whose terms are described above).

Alan J. Herrick

					Value of
	Cash Severance				Accelerated
	Base				Unvested Equity	Benefits
	Salary ($)		Bonus ($)		($)(3)	Continuation($)(6)	Total($)

Termination by the Company Without Cause; Termination as a Result of Death, Disability, or by the NEO with Good Reason	$550,000	(1)	$500,000	(1)	$2,902,397 (4)	$16,905	$3,969,302
Termination by the Company Without Cause; or by the NEO with Good Reason Following a Change in Control	$825,000	(2)	$750,000	(2)	$4,548,500 (5)	$16,905	$6,140,405

(1)	The multiple used for purposes of these calculations is 1.0.

(2)	The multiple used for purposes of these calculations is 1.5.

(3)	Represents the value of accelerated equity, based on a stock price of $8.27, the closing price of Sapient stock on December 31, 2009.

(4)	Reflects the value of a pro rata portion of all unvested equity. Such pro rated portion is calculated, for each applicable RSU, based on a fraction, the numerator of which is the number of monthly anniversaries of the “vesting start” measurement date (each a “monthly anniversary”) that have occurred on or before the December 31, 2009 and the denominator of which is the total number of monthly anniversaries required to occur for each particular “tranche” of shares underlying such RSU to vest.

(5)	Reflects the value of all unvested equity as of December 31, 2009.

(6)	Reflects value of benefits continuation for the 24-month period.

Joseph S. Tibbetts, Jr.

					Value of
	Cash Severance				Accelerated
	Base				Unvested	Prorated	Benefits
	Salary ($)		Bonus ($)		Equity ($)(3)	Bonus($)(4)	Continuation($)	Total($)

Termination by the Company Without Cause or by the NEO with Good Reason	$525,000	(1)	$315,000	(1)	$827,000 (5)	$210,000	$12,678 (7)	$1,889,678
Change in Control (Without Termination)	—		—		$3,514,750 (6)	—	—	$3,514,750
Termination by the Company Without Cause or by the NEO with Good Reason Following a Change in Control	$700,000	(2)	$420,000	(2)	$3,514,750 (6)	—	—	$4,634,750

(1)	The multiple used for purposes of these calculations is 1.5.

(2)	The multiple used for purposes of these calculations is 2.0.

(3)	Represents the value of accelerated equity, based on a stock price of $8.27, the closing price of Sapient stock on December 31, 2009.

(4)	Assumes that all bonus amounts provided under Sapient’s annual incentive bonus plan were earned in full in 2009.

(5)	Any unvested RSUs subject to market-based vesting will continue to vest during the 90-day period following termination. Outstanding time-based RSUs will be subject to accelerated vesting such that the next scheduled vesting date will be deemed to have occurred on the date of termination. Mr. Tibbetts will be entitled to the value of 100,000 time-based RSUs as a result of accelerated vesting.

(6)	Reflects the value of certain unvested time-based RSUs (125,000 shares) and all unvested market-based RSUs (300,000 shares).

(7)	Reflects value of benefits continuation for the 18-month period.

Alan M. Wexler

If Mr. Wexler had been terminated without cause as of December 31, 2009, the Company would have been required to pay him $625,000, which represents the sum of his 2009 base salary (as of December 31, 2009) and his 2009 target bonus payment. Mr. Wexler’s employment agreement does not contain any change in control provisions.

Christian Oversohl

If Dr. Oversohl had been terminated without cause as of December 31, 2009, the Company would have been required to pay him a lump sum payment of $334,711, which represents his 2009 base salary (as of December 31, 2009). Additionally, in exchange for abiding by his covenant not to compete against the

Company, Dr. Oversohl would be entitled to a monthly payment of $13,946.30 for the 12 month period following his termination. Dr. Oversohl’s employment agreement does not contain any change in control provisions. As Dr. Oversohl is compensated in Euros, for purposes of this example his compensation was converted from Euros to American Dollars using an average of the 2009 Euro to USD exchange rate of $1.39463.

Certain Relationships and Related Transactions

Greenberg Consulting Agreement

In October 2006, in connection with his resignation as Chief Executive Officer, Jerry A. Greenberg and Sapient entered into a consulting agreement under which Mr. Greenberg may provide consulting services to the Company in respect of long-term strategic planning, ongoing client relations and general business development. The initial consulting agreement, effective October 16, 2006, had an initial term of one year and could be terminated by either party upon written notice. In November 2007, the agreement term was extended for a two-year period. The agreement was amended and restated in November 2009, extending the terms for an additional two year period. Unless otherwise terminated, the agreement will expire on December 31, 2011. The amounts earned under this arrangement were $200,000 for 2009 and 2008 and $150,000 for 2007.

Pre-Approval Policy Regarding Related Party Transactions

While the Company has no formal written policy regarding pre-approval of related party transactions, the Audit Committee has responsibility for the review and pre-approval of any related party transactions between the Company and its officers, directors, director nominees, any of their immediate family members or affiliates, and any stockholders owning 5% or more of the Company’s outstanding stock. Any related party transactions must be reviewed on an ongoing basis for potential conflict of interest situations.

Stockholder Proposals

Our Stockholders may submit a proposal to be considered for a vote at our 2011 Annual Meeting. If you wish to submit a proposal for consideration, you should adhere to the following procedures as prescribed in our Amended and Restated Bylaws and Rule 14a-8 under the Securities Exchange Act of 1934 (“Rule 14a-8”):

To submit a proposal under Rule 14a-8 for inclusion in our 2011 proxy statement and consideration at our 2011 Annual Meeting, you must deliver a proposal made pursuant to Rule 14a-8 to our Corporate Secretary at the Company’s headquarters no later than December 29, 2010. Please refer to Rule 14a-8 for the requirements that apply to these proposals.

If you wish to submit a proposal for consideration at our 2011 Annual Meeting but do not want the proposal to be included in the meeting proxy materials, you must provide your written request to our Corporate Secretary not less than 60 nor more than 90 days prior to the meeting. If we give notice of the date less than 70 days before our 2010 Annual Meeting, your request must be received no later than the close of business on the 10th day following the date on which such notice was mailed or public disclosure was made, whichever occurs first. Please refer to Section 1.11 of our Bylaws for other requirements applicable to these proposals. Proposals that do not comply with our Bylaws will not be considered at our 2011 Annual Meeting.

Other Matters

The Board of Directors knows of no business that will be presented for consideration at the Annual Meeting other than those items described above. However, if any other matters are properly presented at the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.

We will pay the costs of soliciting proxies. In addition to solicitations by mail, our directors, officers and regular employees may, without additional remuneration, solicit proxies by telephone, telegraph, facsimile, e-mail and personal interviews. We reserve the right to retain outside agencies for the purpose of soliciting proxies. We may also request brokerage houses, custodians, nominees and fiduciaries to forward copies of proxy materials to those persons for whom they hold shares and request instructions for voting the proxies. If applicable, we will reimburse them for their out-of-pocket expenses in connection with this distribution to beneficial owners of our common stock.

SAPIENT CORPORATION 131 DARTMOUTH STREET BOSTON, MA 02116 ATTN: LEGAL DEPARTMENT

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Use the Internet to transmit your voting instructions and for electronic delivery of information until 11:59 P.M. (EDT) the day before the meeting date. Please have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic vote instruction form.

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If you would like to reduce the costs associated with mailing proxy materials, you may consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
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VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS   PROXY   CARD   IS   VALID   ONLY   WHEN   SIGNED   AND   DATED.

		For All ☐	Withhold All ☐	For All Except ☐	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends that you vote FOR the following:
1.	Election of Directors Nominees

01 James M. Benson 02 Hermann Buerger 03 Darius W. Gaskins, Jr. 04 Alan J. Herrick 05 J. Stuart Moore
06 Ashok Shah 07 Vijay Singal

The Board of Directors recommends you vote FOR the following proposal(s):		For	Against	Abstain

2	To ratify the selection by the Audit Committee of our Board of Directors of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ended December 31, 2010.	☐	☐	☐

NOTE: The stockholders will act on any additional business that may properly come before the meeting or any adjournment or postponement thereof.

For address change/comments, mark here. (see reverse for instructions)		☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date		Signature (Joint Owners)	Date

SAPIENT CORPORATION 131 Dartmouth Street Boston, MA 02116 www.sapient.com
YOUR VOTE IS IMPORTANT TO US! When you vote, help reduce the environmental impact and cost associated with the mailing of proxy materials by choosing to receive electronic delivery of future mailings.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Form 10-K, Notice & Proxy Statement is/are available at www.proxyvote.com.

SAPIENT CORPORATION
Annual Meeting of Stockholders
June 2, 2010
This proxy is solicited by the Board of Directors
Those signing on the reverse side, revoking all prior proxies, hereby appoint(s) Alan J. Herrick and Joseph S. Tibbetts, Jr., and each of them, with full power of substitution, as Proxies, to represent and vote, as designated hereon, all shares of stock of Sapient Corporation (the “Company”) which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held Wednesday, June 2, 2010, at 9:00 a.m. (EDT) at the Company’s headquarters located at 131 Dartmouth Street, Boston, MA 02116 and at any adjournment or postponement thereof. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED STOCKHOLDER.
IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR PROPOSAL 2. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.
Address change / comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side